Exhibit 10.24

MANAGEMENT AGREEMENT

BY AND

BETWEEN

HPT TRS IHG-2, INC.

AND

IHG MANAGEMENT (MARYLAND) LLC

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS
1.1	8.1(c) Statement
1.2	Accounting Principles
1.3	Affiliate
1.4	Agreed Upon Procedure Letter
1.5	Arbitration
1.6	Authorized Mortgage
1.7	Award
1.8	Bank Accounts
1.9	Base Management Fee
1.10	Base Priority Amount
1.11	Base Year
1.12	Brand
1.13	Brand Standards
1.14	Buildings
1.15	Business Day
1.16	Canadian Consumer Price Index
1.17	Canadian Hotel
1.18	Canadian Manager
1.19	Canadian Services
1.20	Capital Replacements
1.21	Capital Replacements Budget
1.22	Closing
1.23	Code
1.24	Collateral Agency Agreement
1.25	Collateral Agent
1.26	Competitor
1.27	Condemnation
1.28	Condemnor
1.29	Consolidated Financials
1.30	Consumer Price Index
1.31	Crowne Plaza Hotels
1.32	Debt Service Coverage Ratio
1.33	Disbursement Rate
1.34	Effective Date
1.35	Environmental Notice
1.36	Expiration Date
1.37	Fiscal Month
1.38	Fiscal Year
1.39	Furniture, Fixtures and Equipment or FF&E
1.40	Government Agencies
1.41	Gross Revenues
1.42	GST
1.43	Guarantor

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1.44	Guaranty
1.45	Hazardous Substances
1.46	Holiday Inn Hotels
1.47	Hotel
1.48	HPT
1.49	IHG
1.50	Incentive Management Fee
1.51	Initial Term
1.52	Initial Working Capital
1.53	Insurance Requirements
1.54	Intellectual Property
1.55	InterContinental Hotels
1.56	Interest Rate
1.57	Lease
1.58	Legal Requirements
1.59	Management Fees
1.60	Manager
1.61	Manager Default
1.62	Manager Event of Default
1.63	Material Repair
1.64	New Management Agreement
1.65	NOI
1.66	Non-Economic Hotel
1.67	Offer
1.68	Officer’s Certificate
1.69	Operating Costs
1.70	Operating Equipment
1.71	Operating Profit
1.72	Operating Standards
1.73	Operating Supplies
1.74	Other Documents
1.75	Owner
1.76	Owner’s First Priority
1.77	Owner’s First Priority Adjustment Rate
1.78	Owner’s Fixed Priority
1.79	Owner’s Percentage Priority
1.80	Owner’s Second Priority
1.81	Parent
1.82	Person
1.83	Pledged Hotels
1.84	Pooled FF&E Hotels
1.85	PR Guaranty
1.86	PR Indemnity
1.87	PR Lease
1.88	PR Property
1.89	PR Stock Agreement
1.90	PR Tenant

1.91	Principal Documents
1.92	Priority Coverage Ratio
1.93	Purchase Agreement
1.94	Purchaser
1.95	Renewal Terms
1.96	Repairs
1.97	Replacement Property
1.98	Reservation System
1.99	Reserve Account
1.100	Reserve Percentage
1.101	Residual Distribution
1.102	Restricted Area
1.103	Restricted Period
1.104	Rooms Revenue
1.105	RST
1.106	Sales Tax
1.107	Severance Date
1.108	Sites
1.109	Specially Designated or Blocked Person
1.110	Staybridge Hotels
1.111	Subsidiary
1.112	Substitute Tenant
1.113	Successor Purchaser
1.114	System Fees
1.115	System Marks
1.116	Term
1.117	Transaction Documents
1.118	Transferred Hotel
1.119	Uniform System of Accounts
1.120	Ultimate Parent
1.121	Unsuitable for its Permitted Use
1.122	Working Capital
1.123	Yearly Budget

ARTICLE 2 SCOPE OF AGREEMENT
2.1	Engagement of Manager
2.2	Additional Services
2.3	Use of Hotels
2.4	Right to Inspect
2.5	No Right of Offset
2.6	Condition of the Hotels
2.7	Non-Economic Hotels
2.8	No Early Termination of Manager; Nature of Relationship etc

ARTICLE 3 TERM AND RENEWALS
3.1	Term
3.2	Renewal Term

3.3	Owner’s Termination Right at End of Term

ARTICLE 4 TITLE TO HOTEL
4.1	Covenants of Title
4.2	Non-Disturbance
4.3	Financing
4.4	Sale of a Hotel to an Affiliate
4.5	Sale of All the Hotels
4.6	The Lease
4.7	Restricted Sale

ARTICLE 5 REQUIRED FUNDS
5.1	Working Capital
5.2	Reserve Account
5.3	Additional Requirements for Reserve
5.4	Ownership of Replacements
5.5	No Additional Contributions
5.6	Pooled Reserves

ARTICLE 6 BRAND STANDARDS AND MANAGER’S CONTROL
6.1	Brand Standards
6.2	Manager’s Control
6.3	Arbitration

ARTICLE 7 OPERATION OF THE HOTEL
7.1	Permits
7.2	Equipment and Supplies
7.3	Personnel
7.4	Sales, Marketing and Advertising
7.5	Reservation and Communication Services
7.6	Maintenance and Repairs
7.7	Material Repairs
7.8	Liens; Credit
7.9	Real Estate and Personal Property Taxes
7.10	GST and RST
7.11	Contest
7.12	Privacy

ARTICLE 8 FISCAL MATTERS
8.1	Accounting Matters
8.2	Yearly Budgets
8.3	Bank Accounts
8.4	Consolidated Financials

ARTICLE 9 FEES TO MANAGER
9.1	Management Fees
9.2	System Fees

ARTICLE 10 DISBURSEMENTS
10.1	Disbursement of Funds
10.2	Residual Distribution
10.3	Owner’s First Priority
10.4	Owner’s Percentage Priority
10.5	Owner’s Second Priority
10.6	No Interest
10.7	Calculation of Interim Disbursements
10.8	Amounts Outstanding at End of Term
10.9	Allocation of Owner’s Fixed Priority
10.10	Survival

ARTICLE 11 CERTAIN OTHER SERVICES
11.1	Optional Services
11.2	Purchasing

ARTICLE 12 SIGNS AND SERVICE MARKS
12.1	Signs
12.2	System Marks
12.3	System Mark Litigation
12.4	Other Intellectual Property Provisions

ARTICLE 13 INSURANCE
13.1	Insurance Coverage
13.2	Insurance Policies
13.3	Insurance Certificates
13.4	Insurance Proceeds
13.5	Manager’s Insurance Program

ARTICLE 14 INDEMNIFICATION AND WAIVER OF SUBROGATION
14.1	Indemnification
14.2	Waiver of Subrogation
14.3	Survival

ARTICLE 15 DAMAGE TO AND DESTRUCTION OF THE HOTEL
15.1	Termination
15.2	Restoration

ARTICLE 16 CONDEMNATION
16.1	Total Condemnation
16.2	Partial Condemnation
16.3	Temporary Condemnation
16.4	Anaheim Taking
16.5	Effect of Condemnation

ARTICLE 17 DEFAULT AND TERMINATION
17.1	Manager Events of Default
17.2	Remedies for Manager Defaults

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17.3	Owner Events of Default and Remedies for Owner Defaults
17.4	Post Termination Obligations

ARTICLE 18 NOTICES
18.1	Procedure

ARTICLE 19 RELATIONSHIP, AUTHORITY AND FURTHER ACTIONS
19.1	Relationship
19.2	Further Actions

ARTICLE 20 APPLICABLE LAW

ARTICLE 21 SUCCESSORS AND ASSIGNS
21.1	Assignment
21.2	Binding Effect

ARTICLE 22 RECORDING
22.1	Memorandum of Agreement

ARTICLE 23 FORCE MAJEURE
23.1	Operation of Hotel
23.2	Extension of Time

ARTICLE 24 GENERAL PROVISIONS
24.1	Trade Area Restriction
24.2	Environmental Matters
24.3	Authorization
24.4	Severability
24.5	Merger
24.6	Formalities
24.7	Consent to Jurisdiction; No Jury Trial
24.8	Performance on Business Days
24.9	Attorneys’ Fees
24.10	Section and Other Headings
24.11	Documents
24.12	No Consequential Damages
24.13	No Political Contributions
24.14	REIT Qualification
24.15	Further Compliance with Section 856(d) of the Code.
24.16	Adverse Regulatory Event
24.17	Adverse Canadian Event
24.18	Commercial Leases
24.19	Nonliability of Trustees
24.20	Arbitration
24.21	Estoppel Certificates
24.22	Confidentiality
24.23	Hotel Warranties

24.24	Currency
24.25	Independent Covenants

MANAGEMENT AGREEMENT

MANAGEMENT AGREEMENT (this “AGREEMENT”) is made and entered into as of February 16, 2005, by and between HPT TRS IHG-2, INC., a Maryland corporation (“OWNER”), and IHG MANAGEMENT (MARYLAND) LLC, a Maryland limited liability company (“MANAGER”).

W I T N E S S E T H

WHEREAS, pursuant to the Purchase Agreement (this and other capitalized terms used and not otherwise defined herein having the meanings ascribed to such terms in ARTICLE 1), on the Effective Date: (a) Purchaser is acquiring the Hotels from Manager or its Affiliate(s); (b) Purchaser and Owner, its Affiliate, are entering into the Lease; and (c) Owner and Manager are entering into this Agreement; and

WHEREAS, Owner wishes to engage Manager and Manager wishes to be engaged to manage and operate the Hotels, subject to and upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are herein acknowledged, Owner and Manager, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings set forth below, in the Section of this Agreement referred to below, or in such other document or agreement referred to below:

1.1                                 “8.1(c) STATEMENT” shall have the meaning given such term in Section 8.1(c).

1.2                                 “ACCOUNTING PRINCIPLES” shall mean generally accepted accounting principles, as adopted in the United States of America, consistently applied.

1.3                                 “AFFILIATE” shall mean, with respect to any Person, (a) in the case of any such Person which is a partnership, any partner in such partnership; (b) in the case of any such Person which is a limited liability company, any member of such company; (c) any other Person which is a Parent, or Subsidiary or a Subsidiary of a Parent with respect to such Person or to one or more of the persons referred to in the preceding clauses (a) and (b); and (d) any other Person who is an officer, director, trustee or employee of, or partner in, such Person or any Person referred to in the preceding clauses (a), (b) and (c).

1.4                                 “AGREED UPON PROCEDURE LETTER” shall mean a letter from Ernst & Young or another firm of independent certified public accountants (the “auditor”) selected by Manager and approved by Owner (which approval shall not be unreasonably withheld or delayed) which letter shall, subject to the limitations and conditions imposed by the auditor, address the following components and such other reasonable matters as Owner and the auditor shall reasonably agree:

(a)                                  That auditor has tested Manager’s systems of internal controls.

(b)                                 That auditor has verified that the information provided was generated from the same reporting systems as Manager uses for its regular periodic accounting and reporting.

(c)                                  That auditor has verified the mathematical accuracy of the 8.1(c) Statement.

(d)                                 That auditor has recomputed the annual calculation of Management Fees, System Fees, contributions to the Reserve Account, expenditures from the Reserve Account, Owner’s Percentage Priority and the Residual Distribution.

(e)                                  That auditor has confirmed that the Hotels are subjected to audit procedures by Manager’s internal audit department, if any, and reviewed work papers provided in connection therewith. If auditor has performed hotel level audit procedures at any Hotel, auditor shall identify those Hotels and list the procedures performed and results obtained. In any event at least three (3) of the Pooled FF&E Hotels shall be subjected to audit procedures each Fiscal Year by either internal audit or the auditor.

(f)                                    “ANAHEIM CONDEMNATION” shall mean any Condemnation pursuant to, or in connection with, the Future Street Dedication in accordance with the City of Anaheim Master Plan of Streets (as the same may be amended, altered or replaced from time to time) referred to on the survey entitled “ALTA/ACSM Land Title Survey prepared for InterContinental Hotels Group,” prepared by

Millman Surveying, Inc., dated August 16, 2004, last revised January 27, 2005.

1.5                                 “ARBITRATION” shall mean an arbitration conducted in accordance with the terms of SECTION 24.20.

1.6                                 “AUTHORIZED MORTGAGE” shall mean (a) any first mortgage, charge, debenture, first deed-of-trust or first deed to secure debt, and other related security documents granted in connection therewith, now or hereafter granted by Purchaser to secure a loan to, or other debt of, Purchaser or its Affiliates which is made by an institutional lender, investment bank, publicly traded investment fund or other similar Person regularly making loans secured by hotels, or incurred in connection with the issuance of a mortgage backed security, which loan or debt provides for (i) level payments of interest and principal and (ii) amortization and other terms which are commercially reasonable and/or (b) the deed of trust granted by Purchaser to its Affiliate in connection with Purchaser’s acquisition of the hotel in Tennessee.

1.7                                 “AWARD” shall have the meaning given such term in the Lease.

1.8                                 “BANK ACCOUNTS” shall mean one or more bank accounts established for the operation of the Hotels in Owner’s name at a bank selected by Manager and approved by Owner.

1.9                                 “BASE MANAGEMENT FEE” shall mean three percent (3%) of the aggregate Gross Revenues at the Hotels in each Fiscal Year during the Term.

1.10                           “BASE PRIORITY AMOUNT” shall initially mean the following annual amounts with respect to the corresponding periods:

Period	Annual Amount
Effective Date - December 31, 2005	$26,018,731.00

Thereafter	$27,644,902.00

Provided that Purchaser performs its obligations under Section 3.2(b) of the Purchase Agreement, the Base Priority Amount shall be increased by $850,000 per annum on each of January 1, 2006 and January 1, 2007 and by $425,000 per annum on January 1, 2008.

1.11                           “BASE YEAR” shall mean the 2006 Fiscal Year; PROVIDED, HOWEVER, if there shall occur a casualty, condemnation or other force majeure event with respect to a Hotel which causes a material decline in Gross Revenues for such Hotel or a force majeure event as described in SECTION 23.1 in Canada, the United States or Caribbean Region or in any relevant market that results in a ten percent (10%) annual decline in REVPAR for the Upscale segment with respect to the Staybridge Hotels, the Luxury segment with respect to the InterContinental Hotels, the Upscale segment with respect to Crowne Plaza Hotels and Mid-Scale with F and B segment with respect to the Holiday Inn Hotels, or other appropriate segment, as determined by Smith Travel Research, in Canada, the United States or Caribbean Region or in the relevant market, which, in either case, causes a material decline in Gross Revenues for such Hotel for the 2006 Fiscal Year, the Base Year for such Hotel shall be adjusted to be the first full Fiscal Year of operation of such Hotel after the resolution of any such casualty, condemnation or force majeure event and the return of such Hotel to its substantially normal status.

1.12                           “BRAND” shall mean: with respect to the Staybridge Hotels, the Staybridge Suites hotel service marks; with respect to the InterContinental Hotels, the InterContinental hotel service marks; with respect to the Crowne Plaza Hotels, the Crowne Plaza hotel service marks; and with respect to the Holiday Inn Hotels, the Holiday Inn hotel service marks, excluding any separate Holiday Inn Express service marks; together with, in each instance, the applicable Brand Standards, and all of the attributes and features customarily associated with, as applicable, Staybridge Suites hotels, InterContinental hotels, Crowne Plaza hotels and the Holiday Inn hotels in North America from time to time.

1.13                           “BRAND STANDARDS” shall mean the standards of operation, as amended from time to time, in effect at substantially all hotels which are operated under, as applicable, the Staybridge Suites, InterContinental, Crowne Plaza or Holiday Inn name as may be specified in manuals and other guidelines provided by the owner of the System Marks or its Affiliates.

1.14                           “BUILDINGS” shall mean, collectively, all buildings, structures and improvements now or hereafter located on the Sites, and all fixtures and equipment attached to, forming a part of and necessary for the operation of such buildings, structures and improvements as a hotel (including, without limitation, heating, lighting, sanitary, air-conditioning, laundry, refrigeration, kitchen, elevator and similar items) having guest sleeping rooms, each with bath, and such (i) restaurants, bars, banquet, meeting and other public areas; (ii) commercial space, including concessions and shops; (iii) parking facilities and areas; (iv) storage and service areas; (v) recreational facilities and areas; (vi) permanently affixed signage; (vii) public grounds and gardens; and (viii) other facilities and appurtenances, as may hereafter be attached to and form a part of such building, structures and improvements in accordance with this Agreement.

1.15                           “BUSINESS DAY” shall mean any day other than Saturday, Sunday, or any other day on which banking institutions in The Commonwealth of Massachusetts are authorized by law or executive action to close.

1.16                           “CANADIAN CONSUMER PRICE INDEX” shall mean the Consumer Price Index (All Items for Ontario, base year 1992-=100) published by Statistics Canada or if such index is no longer published, such other index as is published in substitution therefor.

1.17                           “CANADIAN HOTEL” shall mean a Hotel located in Canada.

1.18                           “CANADIAN MANAGER” shall have the meaning given such term in SECTION 21.1(b).

1.19                           “CANADIAN SERVICES” shall have the meaning given such term in SECTION 21.1(b).

1.20                           “CAPITAL REPLACEMENTS” shall mean, collectively, replacements and renewals to the FF&E and Repairs which are normally capitalized under the Accounting Principles.

1.21                           “CAPITAL REPLACEMENTS BUDGET” shall mean the annual budget for Capital Replacements at the Hotels, covering a Fiscal Year, as prepared by Manager and approved by Owner as part of a Yearly Budget. References to Yearly Budget shall be deemed to incorporate the Capital Replacements Budget unless specifically excluded.

1.22                           “CLOSING” shall mean the Closing under the Purchase Agreement.

1.23                           “CODE” shall mean the United States Internal Revenue Code of 1986 and the Treasury Regulations promulgated thereunder, each as from time to time amended, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

1.24                           “COLLATERAL AGENCY AGREEMENT” shall have the meaning given such term in the Guaranty.

1.25                           “COLLATERAL AGENT” shall have the meaning given such term in the Guaranty.

1.26                           “COMPETITOR” shall mean any Person (other than Manager and its Affiliates) which owns directly or through an Affiliate a hotel brand, trade name, system, or chain having at least fifteen (15) hotels (excluding a mere franchisee or mere passive investor).

1.27                           “CONDEMNATION” shall have the meaning given such term in the Lease.

1.28                           “CONDEMNOR” shall have the meaning given such term in the Lease.

1.29                           “CONSOLIDATED FINANCIALS” shall mean for any fiscal year or any interim period of any Person, annual or interim financial statements of such Person prepared on a consolidated basis, including such Person’s consolidated balance sheet and the related statements of income and cash flows, all in reasonable detail, and setting forth in comparative form the corresponding figures for the corresponding period in the preceding fiscal year of such Person, and prepared in accordance with the Accounting Principles throughout the periods reflected or if such Person’s principal place of business is the United Kingdom, in accordance with generally accepted accounting principles, as adopted in the United Kingdom, consistently applied throughout the periods reflected provided that any such financial statement which is audited shall contain a reconciliation of any differences between such accounting principles and Accounting Principles.

1.30                           “CONSUMER PRICE INDEX” shall mean the Consumer Price Index for all Urban Consumers, U.S. City Average, published by the United States Bureau of Labor Statistics or if such index is no longer published, such other index as is published in substitution therefor.

1.31                           “CROWNE PLAZA HOTELS” shall mean the Hotels that are operated as of the date hereof as Crowne Plaza hotels.

1.32                           “DEBT SERVICE COVERAGE RATIO” shall mean, with respect to any loan or other debt secured by an Authorized Mortgage, the quotient obtained by dividing (a) the NOI of the properties securing such loan or other debt for the twelve (12) months ending on the date on which such Authorized Mortgage is granted by (b) regularly scheduled interest and principal payments projected to be paid thereunder during the first (1st) twelve (12) months after the first day of the month next after such date.

1.33                           “DISBURSEMENT RATE” shall mean a per annum rate equal to the greater of (i) the sum of the per annum rate for fifteen (15) year U.S. Treasury Obligations as published in THE WALL STREET JOURNAL, plus four hundred thirty (430) basis points and (ii) nine and five-tenths percent (9.5%).

1.34                           “EFFECTIVE DATE” shall mean the date of this Agreement.

1.35                           “ENVIRONMENTAL NOTICE” shall have the meaning given such term in SECTION 24.2(a).

1.36                           “EXPIRATION DATE” shall mean the date on which the Term shall expire.

1.37                           “FISCAL MONTH” shall mean each calendar month in the Term or each partial calendar month in the Term.

1.38                           “FISCAL YEAR” shall mean each calendar year in the Term and each partial calendar year in the Term.

1.39                           “FURNITURE, FIXTURES AND EQUIPMENT” or “FF&E” shall mean, collectively, all furniture, furnishings and equipment (except Operating Equipment and real property fixtures included in the definition of Buildings) now or hereafter located and installed in or about the Hotels which are used in the operation thereof as hotels in accordance with the standards set forth in this Agreement, including, without limitation (i) office furnishings and equipment; (ii) specialized hotel equipment necessary for the operation of any portion of the Building as a Staybridge Suites, InterContinental, Crowne Plaza or Holiday Inn, as applicable, hotel, including equipment for kitchens, laundries, dry cleaning facilities, bars, restaurants, public rooms, commercial space, parking areas, and recreational facilities; and (iii) all other furnishings and equipment hereafter located and installed in or about the Buildings which are used in the operation of the Buildings as hotels in accordance with the standards set forth in this Agreement.

1.40                           “GOVERNMENT AGENCIES” shall mean any court, agency, authority, board (including, without limitation, environmental protection, planning and zoning), bureau, commission, department, ministry, regulatory body, office or instrumentality of any nature whatsoever of any governmental or quasi-governmental unit of the United States or Canada or any state, province, county, municipality or any political subdivision of any of the foregoing, whether now or hereafter in existence, having jurisdiction over Owner, any of the Sites or any of the Hotels.

1.41                           “GROSS REVENUES” shall mean for any period with respect to each Hotel, all revenues and income of any nature derived directly or indirectly from such Hotel or from the use or operation thereof including, without limitation: room sales; food and beverage sales (regardless of whether Owner, Manager or any of their Affiliates own the items being sold); telephone, telegraph, fax and internet revenues; rental or other payments from lessees, subleases, concessionaires and others occupying or using space or rendering services at such Hotel (but not the gross receipts of such lessees, subleases or concessionaires); and the actual cash proceeds of business interruption, use, occupancy or similar insurance; PROVIDED, HOWEVER, that Gross Revenues shall not include the following (and there shall be appropriate deductions made in determining Gross Revenues for): gratuities or service charges in the nature of a gratuity added to a customer’s bill; Sales Tax or any other taxes collected directly from patrons or guests or included as part of the sales price of any goods or services sold to patrons or guests; any refunds of GST or any similar value added tax that is refundable; interest received or accrued with respect to the funds in the Reserve Account or (other than for purposes of calculating the Incentive Management Fee and the Residual Distribution) the other operating accounts of the Hotels; any refunds, rebates, discounts and credits of a similar nature, given, paid or returned in the course of obtaining Gross Revenues or components thereof; insurance proceeds (other than proceeds from business interruption or other loss of income insurance); condemnation proceeds (other than for a temporary taking); credits or refunds made to customers, guests or patrons; sums and credits received by Owner for lost or damaged merchandise; proceeds from the sale or other disposition of a Hotel, any part thereof, of FF&E or any other assets of the Hotels; or proceeds of any financing or re-financing; the Initial Working Capital and any other matters specifically excluded from Gross Revenues pursuant to this Agreement.

1.42                           “GST” shall mean goods and services taxes imposed pursuant to Part IX of the EXCISE TAX ACT (Canada) and any other similar value added tax that is refundable.

1.43                           “GUARANTOR” shall mean the Guarantor under the Guaranty.

1.44                           “GUARANTY” shall mean that certain Amended and Restated Consolidated Guaranty Agreement of even date herewith made by IHG for the benefit of, INTER ALIA, Owner, as the same may be amended, supplemented or replaced from time to time, but specifically excluding any New Guaranty given pursuant to the Guaranty as the same may be amended, supplemented or replaced from time to time.

1.45                           “HAZARDOUS SUBSTANCES” shall mean any substance:

(a)                                  the presence of which requires or may hereafter require notification, investigation or remediation under any Legal Requirement; or

(b)                                 which is or becomes defined as a “hazardous waste,” “hazardous material” or “hazardous substance” or “pollutant” or “contaminant” under any present or future Legal Requirement including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 ET SEQ.) and the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 ET SEQ.) and the regulations promulgated thereunder; or

(c)                                  which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated by any Government Agency; or

(d)                                 the presence of which at a Hotel causes or materially threatens to cause an unlawful nuisance upon such Hotel or to adjacent properties or poses or materially threatens to pose a hazard to such Hotel or to the health or safety of persons; or

(e)                                  without limitation, which contains gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds; or

(f)                                    without limitation, which contains polychlorinated biphenyls (PCBs) or asbestos or urea formaldehyde foam insulation; or

(g)                                 without limitation, which contains or emits radioactive particles, waves or material; or

(h)                                 without limitation, which constitutes materials that are now or may hereafter be subject to regulation pursuant to the Medical Waste Tracking Act of 1988, or any requirement promulgated by any Government Agencies.

1.46                           “HOLIDAY INN HOTELS” shall mean the Hotels that are operated as of the date hereof as Holiday Inn hotels.

1.47                           “HOTEL” shall mean each Hotel located at a Site including all of the Owner’s interest in such Site, the Building there, the Furniture, Fixtures and Equipment there, the Operating Equipment there and the Operating Supplies there; PROVIDED, HOWEVER, upon the termination of the Agreement with respect to less than all of the Hotels, pursuant to the terms hereof or otherwise, the term “Hotel” shall, with respect to the obligation of the parties thereafter accruing, only refer to a Hotel with respect to which this Agreement is in full force and effect.

1.48                           “HPT” shall mean Hospitality Properties Trust, a Maryland real estate investment trust, together with its successors and permitted assigns.

1.49                           “IHG” shall mean InterContinental Hotels Group PLC, its successors and assigns.

1.50                           “INCENTIVE MANAGEMENT FEE” shall mean for any Fiscal Year, fifty percent (50%) of the excess, if any, of (i) Gross Revenues from all of the Hotels over (ii) the applications thereof made pursuant to SECTIONS 10.1(a) through and including 10.1(q).

1.51                           “INITIAL TERM” shall mean the period commencing on the Effective Date and ending on December 31, 2029.

1.52                           “INITIAL WORKING CAPITAL” shall have the meaning given to such term in SECTION 5.1.

1.53                           “INSURANCE REQUIREMENTS” shall mean all terms of any insurance policy required by this Agreement and all requirements of the issuer of any such policy and all orders, rules and regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon the Hotels.

1.54                           “INTELLECTUAL PROPERTY” shall have the meaning given to such term in SECTION 12.4.

1.55                           “INTERCONTINENTAL HOTELS” shall mean the Hotels that are operated as of the date hereof as InterContinental hotels.

1.56                           “INTEREST RATE” shall mean a rate, not to exceed the maximum legal interest rate, equal to the greater of (i) twelve percent (12%) per annum and (ii) two percent (2%) per annum in excess of the Disbursement Rate determined as of the first day that interest accrues on any amount to which such Interest Rate is to be applied.

1.57                           “LEASE” shall mean, collectively, the one or more Lease Agreements pursuant to which Owner leases the Hotels from Purchaser or certain of its Affiliates as in effect on the date hereof, as the same may be amended from time to time in accordance with the terms of this Agreement.

1.58                           “LEGAL REQUIREMENTS” shall mean all federal (United States and Canada), state, provincial, county, municipal, local and other governmental statutes, laws, rules, orders, regulations, by-laws, ordinances, judgments, decrees, injunctions and requirements affecting Owner (excluding any requirements which affect Owner’s status as a real estate investment trust), Purchaser, Manager, a Hotel or the maintenance, construction, alteration, management or operation thereof, whether now or hereafter enacted or in existence, including, without limitation, (a) all permits, licenses, authorizations, certificates and regulations necessary to operate a Hotel, (b) all covenants, agreements, ground leases, restrictions and encumbrances, (c) the outcome of any Arbitration and (d) any collective bargaining agreement or other agreement or legal requirement pertaining to any union representing employees of a Hotel.

1.59                           “MANAGEMENT FEES” shall mean, collectively, the Base Management Fee and the Incentive Management Fee.

1.60                           “MANAGER” shall have the meaning given such term in the preamble to this Agreement.

1.61                           “MANAGER DEFAULT” shall mean a Manager Event of Default or any other circumstances which with the giving of notice, the passage of time or both would constitute a Manager Event of Default or otherwise entitle Owner to terminate this Agreement in its entirety pursuant to the terms hereof.

1.62                           “MANAGER EVENT OF DEFAULT” shall have the meaning given such term in SECTION 17.1.

1.63                           “MATERIAL REPAIR” shall mean a Repair the cost of which exceeds $250,000; PROVIDED, HOWEVER, on January 1 of each year starting in 2006 said $250,000 shall be adjusted to reflect the percentage change in the Consumer Price Index since the prior January 1.

1.64                           “NEW MANAGEMENT AGREEMENT” shall have the meaning given to such term in SECTION 24.17.

1.65                           “NOI” shall mean, with respect to any property, for any period, the Gross Operating Profit (as defined in the Uniform System of Accounts) of such property for such period net of, for such period and such property, real and personal property taxes and casualty and liability insurance premiums, an imputed reserve for capital replacements equal to five percent (5%) of gross revenues and an imputed management fee equal to three percent (3%) of gross revenues. To the extent that any amount (or portion thereof) used to calculate NOI is denominated in any currency other than United States Dollars, the same shall be converted to United States dollars using a reasonable method consistent with the Accounting Principles then employed by Manager and its Affiliates when accounting for foreign currencies.

1.66                           “NON-ECONOMIC HOTEL” shall mean any Hotel which has been designated a Non-Economic Hotel pursuant to the terms hereof (so long as such designation has not been deemed withdrawn pursuant to the terms of SECTION 2.7(a)).

1.67                           “OFFER” shall mean a bona fide arm’s-length binding unconditional offer to purchase a Non-Economic Hotel free and clear of any rights of Manager hereunder made by an unrelated third party having the financial capacity to implement the terms of such offer which provides for an all cash purchase price acceptable to Manager and is otherwise on customary terms.

1.68                           “OFFICER’S CERTIFICATE” shall mean as to any Person, a certificate of the chief executive officer, chief financial officer or chief accounting officer of such Person, duly authorized, accompanying the financial statements required to be delivered by such Person pursuant to SECTIONS 8.1, 8.4 or 17.4 or otherwise pursuant to the PR Guaranty, in which such officer shall certify to such officer’s best knowledge (a) that such statements have been properly prepared in accordance with the Accounting Principles, (b) in the event that the certifying party is an officer of IHG or another Guarantor, that such statements are true, correct and complete in all material respects and fairly present the consolidated financial condition of such Person at and as of the dates thereof and the results of its and their operations for the periods covered thereby and that there is no default on the part of the Guarantor under the Guaranty, and (c) in the event that the certifying party is an officer of Manager and the certificate is being given in such capacity, that such statements fairly present the financial operation of the Hotels.

1.69                           “OPERATING COSTS” shall mean, collectively, all costs and expenses of the Hotels (regardless of whether the same are incurred by Owner, Purchaser or Manager) that are normally charged as an operating expense under Accounting Principles, including, without limitation:

(i)                                     the cost of Operating Supplies, wages, salaries and employee fringe benefits, advertising and promotional expenses, the cost of personnel training programs, utility and energy costs, operating licenses and permits, maintenance costs, and equipment rentals;

(ii)                                  all expenditures made for maintenance and repairs to keep the Hotel in good condition and repair (other than Capital Replacements);

(iii)                               premiums for insurance required hereunder;

(iv)                              the System Fees;

(v)                                 real estate and personal property taxes and expenses except to the extent expressly specified otherwise herein;

(vi)                              audit, legal and accounting fees and expenses except to the extent expressly specified otherwise herein;

(vii)                           rent or lease payments under ground leases or for equipment used at the Hotels in the operation thereof; and

(viii)                        Sales Taxes (except as provided below) payable on or in respect of Operating Costs (including those Operating Costs which are reimbursed hereunder).

Notwithstanding anything contained herein to the contrary, Operating Costs shall exclude: (a) the Base Management Fee and the Incentive Management Fee; (b) items expressly excluded from Operating Costs pursuant to the terms hereof; (c) items for which Manager or its Affiliates are to indemnify Purchaser or Owner; (d) items for which Owner or its Affiliates are to indemnify Manager; (e) items for which Manager or its Affiliates has agreed under the Transaction Documents to be liable at its own cost and expense; (f) amounts payable to Owner or its Affiliates under the Purchase Agreement or the Transaction Documents or for periods not included in the Term; (g) any reimbursement of advances made by Manager or Owner; (h) the cost of Capital Replacements; (i) the Minimum Rent and the Additional Rent under the Lease; (j) debt service on any loan or other debt secured by an Authorized Mortgage or other financing obtained by Purchaser, Owner or Manager other than equipment financing permitted hereunder; (k) except as provided in SECTIONS 2.2, 6.1 or 11.1, the cost of providing any services by the Manager or its Affiliates using their own personnel to the Hotels which are not performed at the Hotels; (l) any cost incurred in connection with the sale of the Hotels from Manager or its Affiliates to Owner or its Affiliates including, without limitation, any expense incurred in connection with performing obligations under the Purchase Agreement or any agreement, instrument, indemnity or undertaking executed and delivered by IHG or any of its Affiliates in connection with the Closing; (m) gratuities or service charges in the nature of a gratuity added to a customer’s bill, Sales Tax or any other taxes collected directly from patrons or guests or included as part of the sales price of any goods or services sold to patrons or guests, provided Manager shall apply any amounts collected on account of such excluded items to the obligations to which they pertain; (n) costs and expenses relating to transfers of any Hotel by Purchaser pursuant to SECTIONS 4.4 or 4.5; (o) costs and expenses incurred by Owner in connection with providing asset management services and related undertakings pursuant to SECTION 2.8(b); and (p) GST payable on or in respect of Operating Costs (including those Operating Costs which are reimbursed hereunder) and/or on or in respect of any amounts payable to Manager or the

Canadian Manager hereunder, including but not limited to, the Base Management Fee and the Incentive Management Fee.

1.70                           “OPERATING EQUIPMENT” shall have the meaning given to the term “Property and Equipment” under the Uniform System of Accounts.

1.71                           “OPERATING PROFIT” shall mean: with respect to any Hotel, for any period, the excess, if any, of Gross Revenues for such Hotel for such period over Operating Costs for such Hotel for such period; and with respect to all of the Hotels (or a group of Hotels), for any period, the excess, if any, of Gross Revenues for all of the Hotels (or such group of Hotels) for such period over Operating Costs for all of the Hotels (or such group of Hotels) for such period.

1.72                           “OPERATING STANDARDS” shall have the meaning given such term in SECTION 2.1.

1.73                           “OPERATING SUPPLIES” shall have the meaning given to the term “Inventories” under the Uniform System of Accounts.

1.74                           “OTHER DOCUMENTS” shall mean, collectively, the Purchase Agreement, the PR Stock Agreement and any other agreement, instrument, indemnity or undertaking executed and delivered by IHG or any of its Affiliates in connection with the Closing or the closing under the PR Stock Agreement or any other Transaction Document.

1.75                           “OWNER” shall have the meaning given such term in the preamble to this Agreement and shall include its successors and assigns.

1.76                           “OWNER’S FIRST PRIORITY” shall mean an annual amount equal to the sum of (a) the Base Priority Amount plus, (b) effective on the date of each disbursement by Purchaser or Owner pursuant to SECTIONS 5.2(c)(iv) or 15.2 (in excess of net insurance proceeds or the Award), an amount equal to the amount so disbursed multiplied by the Owner’s First Priority Adjustment Rate (determined as of the dates on which such sums are advanced). Owner’s First Priority shall be subject to further adjustment as provided in SECTIONS 2.7, 15.1(c) and 24.17(b).

1.77         “OWNER’S FIRST PRIORITY ADJUSTMENT RATE” shall mean a per annum rate equal to the greater of (x) eight and five-tenths (8.5%) percent and (y) the sum of the rate for fifteen (15) year U.S. Treasury Obligations, as published in the WALL STREET JOURNAL, plus three hundred thirty (330) basis points.

1.78         “OWNER’S FIXED PRIORITY” shall mean Owner’s First Priority and Owner’s Second Priority, collectively.

1.79         “OWNER’S PERCENTAGE PRIORITY” shall mean, for each Fiscal Year after the 2006 Fiscal Year for each Hotel, an amount equal to seven and one-half percent (7.5%) of the excess, if any, of Gross Revenues of such Hotel for such Fiscal Year over the Gross Revenues for such Hotel for its Base Year.

1.80         “OWNER’S SECOND PRIORITY” shall mean an annual amount equal to the sum of (a) Three Million Thirty Seven Thousand Five Hundred Dollars ($3,037,500), plus (b) effective on the date of each disbursement by Purchaser or Owner pursuant to SECTIONS 5.2(c)(ii) hereof, an amount equal to the amount so disbursed multiplied by the applicable Disbursement Rate (determined as of the dates on which such sums are advanced). Owner’s Second Priority shall be subject to further adjustment as provided in SECTIONS 2.7, 15.1(c) and 24.17(b).

1.81                           “PARENT” shall mean with respect to any Person, any Person who owns directly, or indirectly through one or more Subsidiaries or Affiliates, greater than fifty percent (50%) of the voting or beneficial interest in, or otherwise has the right or power (whether by contract, through ownership of securities or otherwise) to control, such Person.

1.82                           “PERSON” shall mean any individual or entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such individual or entity where the context so admits.

1.83                           “PLEDGED HOTELS” shall mean, with respect to any loan or other debt secured by an Authorized Mortgage, collectively, the Hotels which secure such loan or other debt.

1.84                           “POOLED FF&E HOTELS” shall mean the Hotels and, after the closing under the PR Stock Agreement and subject to the limitations on transfer set forth in the PR Lease, so long as the PR Property is owned by an Affiliate of Purchaser, the PR Property.

1.85                           “PR GUARANTY” shall have the meaning given to such term in the Guaranty.

1.86                           “PR INDEMNITY” shall mean that certain Indemnity Agreement to be executed and delivered by the Guarantor pursuant to the PR Stock Agreement at the closing thereunder.

1.87                           “PR LEASE” shall mean that certain lease to be entered into pursuant to the PR Stock Agreement between the owner of the PR Property, on the one hand, and Manager’s Affiliate, on the other hand, with respect to the InterContinental Hotel in San Juan, Puerto Rico, as the same may be amended from time to time.

1.88                           “PR PROPERTY” shall have the meaning ascribed to the term “Property” in the PR Lease.

1.89                           “PR STOCK AGREEMENT” shall mean that certain Amended and Restated Stock Purchase Agreement pursuant to which an Affiliate of Manager sold or will sell the stock of the owner of the PR Property to an Affiliate of Owner, as the same may be amended from time to time.

1.90                           “PR TENANT” shall mean the tenant under the PR Lease.

1.91                           “PRINCIPAL DOCUMENTS” shall mean, collectively, this Agreement, the PR Lease, the Guaranty, the PR Guaranty, the PR Indemnity and the Collateral Agency Agreement.

1.92                           “PRIORITY COVERAGE RATIO” shall mean for any period, for any Hotel or group of Hotels, the quotient of (a) the excess of Operating Profit for such Hotel or group of Hotels over an implied reserve for capital replacements equal to five percent (5%) of Gross Revenues for such Hotel or group of Hotels (as applicable) divided by (b) the sum of the Owner’s First Priority allocated pursuant to SECTION 10.9 to such Hotel or group of Hotels (as applicable) for such period. To the extent that any amount (or portion thereof) used to calculate the Priority Coverage Ratio is denominated in any currency other than United States Dollars, the same shall be converted to United States Dollars using a reasonable method consistent with the Accounting Principles used by Manager and its Affiliates to account for foreign currencies.

1.93                           “PURCHASE AGREEMENT” shall mean, collectively, one or more purchase agreements between Owner or its Affiliate(s) and Manager or its Affiliate(s) pursuant to which Purchaser has on the Effective Date acquired the Hotels from Manager or its Affiliate(s), as the same may be amended from time to time.

1.94                           “PURCHASER” shall mean, collectively, the landlords under the Lease.

1.95                           “RENEWAL TERMS” shall mean any extension of the Term of this Agreement, commencing upon the expiration of the Initial Term or any extensions thereto, as provided in ARTICLE 3.

1.96                           “REPAIRS” shall have the meaning given such term in SECTION 7.6.

1.97                           “REPLACEMENT PROPERTY” shall mean a hotel mutually acceptable to the parties acquired by Purchaser in substitution for a Hotel with respect to which this Agreement was terminated pursuant to SECTION 16.1.

1.98                           “RESERVATION SYSTEM” shall mean a computerized network of high speed terrestrial and satellite-linked hardware and data lines connecting hotels, central reservation centers, data processing centers and travel agencies which provides reservation services to the Staybridge Suites, InterContinental, Crowne Plaza or Holiday Inn, as applicable, hotels in North America.

1.99                           “RESERVE ACCOUNT” shall mean an interest-bearing United States dollar account established for funds to be held in reserve for Capital Replacements in Purchaser’s name at a bank selected by Purchaser.

1.100                     “RESERVE PERCENTAGE” shall mean the following percentages for the corresponding periods:

Year	Rate
2005	0%
2006	0%
2007	3.0%
2008	3.5%
2009	4.0%
2010	4.5%
Thereafter	5.0%

1.101                     “RESIDUAL DISTRIBUTION” shall mean amounts to be distributed to Owner pursuant to SECTION 10.2.

1.102                     “RESTRICTED AREA” shall mean, for any Hotel, the area around such Hotel depicted on EXHIBIT D.

1.103                     “RESTRICTED PERIOD” shall mean: for each Staybridge Hotel and Holiday Inn Hotel, the period ending on the third (3rd) anniversary of the Effective Date; and for each InterContinental Hotel and Crowne Plaza Hotel, the period ending on the fifth (5th) anniversary of the Effective Date.

1.104                     “ROOMS REVENUE” shall mean all revenue derived from the rental of guest rooms in a Hotel in whatever currency collected determined in accordance with the Accounting Principles.

1.105                     “RST” shall mean retail sales taxes imposed pursuant to the RETAIL SALES TAX ACT (Ontario).

1.106                     “SALES TAX” shall mean all federal (U.S. and Canada), state, provincial, municipal or local sales, use, excise, GST, value added, retail sales, gross receipts and occupancy taxes, duties, levies, charges or similar governmental charges, whether imposed now or in the future.

1.107                     “SEVERANCE DATE” shall have the meaning given to such term in the Guaranty.

1.108                     “SITES” shall mean the parcels of real estate more particularly described on EXHIBIT A.

1.109                     “SPECIALLY DESIGNATED OR BLOCKED PERSON” shall mean (i) a Person designated by the U.S. Department of Treasury’s Office of Foreign Assets Control from time to time as a “specially designated national or blocked person” or similar status, (ii) a Person described in Section 1 of the U.S. Executive Order 13224, issued September 23, 2001, or (iii) a person or entity otherwise identified by Government Agencies as a person or entity with which either Party is prohibited from transacting business. As of the Effective Date, a list of such designations and the text of the Executive Order are published at: www.ustreas.gov/offices/enforcement/ofac.

1.110                     “STAYBRIDGE HOTELS” shall mean the Hotels that are operated as of the date hereof as Staybridge Suites hotels.

1.111                     “SUBSIDIARY” shall mean with respect to any Person, any entity (a) in which such Person owns directly, or indirectly, greater than twenty percent (20%) of the voting or beneficial interest or (b) which such Person otherwise has the right or power to control (whether by contract, through ownership of securities or otherwise).

1.112                     “SUBSTITUTE TENANT” shall have the meaning given the term in SECTION 4.2.

1.113                     “SUCCESSOR PURCHASER” shall have the meaning given to such term in SECTION 4.3(a)(iv).

1.114                     “SYSTEM FEES” shall mean the fees specified in SECTION 9.2, excluding the e-mail service fee and the accounting fee described therein.

1.115                     “SYSTEM MARKS” shall mean all service marks, trademarks, copyrights, trade names, logo types, commercial symbols, patents or other similar rights or registrations now or hereafter held, applied for or licensed by Manager or any Affiliate of Manager in connection with the Staybridge Suites, InterContinental, Crowne Plaza or Holiday Inn, as applicable, brand of hotels.

1.116                     “TERM” shall mean the term of this Agreement as it may be extended or terminated pursuant to the terms of this Agreement.

1.117                     “TRANSACTION DOCUMENTS” shall mean, collectively, the Principal Documents and the Other Documents.

1.118                     “TRANSFERRED HOTEL” shall mean a Canadian Hotel which is sold or otherwise transferred by Purchaser and Owner (other than to an Affiliate) pursuant to SECTION 24.17.

1.119                     “UNIFORM SYSTEM OF ACCOUNTS” shall mean the Uniform System of Accounts for the Lodging Industry, Ninth Revised Edition, 1996, as published by the Educational Institute of the American Hotel and Motel Association, as it may be amended from time to time.

1.120                     “ULTIMATE PARENT” shall mean, with respect to any Person, each Parent of such Person who in turn has no Parent.

1.121                     “UNSUITABLE FOR ITS PERMITTED USE” shall mean with respect to a Hotel, a state or condition of such Hotel such that (a) following any damage or destruction involving such Hotel, such Hotel cannot be operated in the good faith judgment of Manager or Owner on a commercially practicable basis and it cannot reasonably be expected to be restored to substantially the same condition as existed immediately before such damage or destruction and otherwise as required under ARTICLE 15 hereof, using only the net proceeds of insurance obtained in connection therewith and other funds that Owner or Manager elect to provide pursuant to the terms of ARTICLE 15 hereof within twelve (12) months following such damage or destruction or such shorter period of time as to which business interruption insurance is available to cover amounts payable to Owner hereunder and other costs related to the Hotel following such damage or destruction, (b) as the result of a partial taking by Condemnation, such Hotel cannot be operated in the good faith judgment of Owner on a commercially practicable basis in light of then existing circumstances, or (c) as the result of a partial taking by Condemnation (other than an Anaheim Condemnation) such Hotel cannot be operated in the good faith judgment of Manager on a commercially practicable basis in light of then existing circumstances.

1.122                     “WORKING CAPITAL” shall mean funds, in whatever currency, that are used (or held for use) in the day-to-day operation of the business of the Hotels, including, without limitation, change and petty cash funds, amounts deposited in operating bank accounts, receivables, deposits with utility providers, amounts deposited in payroll accounts, prepaid expenses, amounts to pay GST on the Owner’s “taxable supplies” (including, without limitation, Operating Supplies, Operating Equipment, rent under the Lease, and Management Fees), and funds required to maintain Operating Supplies, less accounts payable and accrued current liabilities, exclusive of any funds in the Reserve Account.

1.123                     “YEARLY BUDGET” shall mean, with respect to each Hotel, the annual operating budget of such Hotel, covering a Fiscal Year, as prepared by Manager in accordance with the Accounting Principles and approved by Owner. Such budget shall include an operating budget, a business plan and a Capital Replacements Budget. Without limiting the generality of the foregoing, the Yearly Budget shall include a projection of the estimated financial results of the operation of each Hotel for the Fiscal Year. Such projection shall project the estimated Gross Revenues, departmental profits, Operating Costs and Operating Profit for the Fiscal Year for each Hotel.

ARTICLE 2

SCOPE OF AGREEMENT

2.1                                 ENGAGEMENT OF MANAGER. Subject to the terms of this Agreement, Owner hereby grants to Manager the sole and exclusive right to supervise and direct the management and operation of the Hotels for the Term as Owner’s agent coupled with an interest. Manager hereby accepts said grant and agrees that it will control, supervise and direct the management and operation of the Hotels, all subject to the terms, requirements and conditions of this Agreement, with commercially reasonable efforts in doing so, and in an efficient and economical manner consistent with standards prevailing in well managed hotels similar to the Hotels, including all activities in connection therewith which are customary and usual to such an operation (the foregoing standards constituting the “Operating Standards”). Without limiting the generality of the foregoing, and in addition to the other functions to be performed by Manager pursuant to this Agreement, Manager shall perform (or shall cause its Affiliates to perform), in connection with the Hotels and in accordance with the applicable Brand Standards, the Operating Standards and the terms of this Agreement, each of the following functions, PROVIDED, HOWEVER, except as otherwise set forth in this Agreement, the costs and expenses of performing the following functions shall be Operating Costs:

(a)                                  Establish and revise, as necessary, administrative policies and procedures, including policies and procedures for the control of revenue and expenditures, for the purchasing of supplies and services, for the control of credit, and for the scheduling of maintenance, and verify that the foregoing procedures are operating in a sound manner.

(b)                                 Manage expenditures to replenish Operating Supplies and Operating Equipment, make payments on accounts payable and collect accounts receivable.

(c)                                  Arrange for and supervise public relations and advertising and prepare marketing plans.

(d)                                 Procure all Operating Supplies and replacement Operating Equipment.

(e)                                  Provide, or cause to be provided, risk management services relating to the types of insurance required to be obtained or provided by Manager under this Agreement.

(f)                                    Reasonably cooperate (provided that except as herein expressly provided Manager shall not be obligated to enter into any amendments of this Agreement or, unless Owner agrees to reimburse Manager therefor, to incur any material expense including any internal expenses) in any attempt(s) to: (i) effectuate a sale or other transfer of a Hotel subject to the terms of SECTIONS 4.4 and 4.5 of this Agreement; or (ii) to obtain any Authorized Mortgage.

(g)                                 Negotiate, enter into and administer service contracts and licenses for the operation of the Hotels, including, without limitation, and to the extent appropriate, contracts and licenses for health and safety systems maintenance, electricity, gas, telephone, cleaning, elevator and boiler maintenance, air conditioning maintenance, laundry and dry cleaning, master television service, use of copyrighted materials (such as music and videos), entertainment and other services as Manager deems advisable.

(h)                                 Negotiate, enter into and administer contracts for the use of banquet and meeting facilities and guest rooms by groups and individuals.

(i)                                     Take reasonable action to collect and institute in its own name or in the name of Owner or a Hotel, in each instance as Manager in its reasonable discretion deems appropriate, legal actions or proceedings to collect charges, rent or other income derived from the operation of the Hotels or to oust or dispossess guests, tenants, members or other Persons in possession therefrom, or to cancel or terminate any lease, license or concession agreement for the breach thereof or default thereunder by the tenant, licensee or concessionaire.

(j)                                     Make representatives available to consult with and advise Owner or Owner’s designee at Owner’s reasonable request concerning policies and procedures affecting the conduct of the business of the Hotels.

(k)                                  Collect and account for and remit to Government Agencies all applicable excise, sales, value added, occupancy and use taxes or similar governmental charges collected by or at the Hotels directly from guests, members, other patrons, tenants, licensees, concessionaires or other occupants, or as part of the sales price of any goods, services, rentals or displays, such as gross receipts, admission or similar or equivalent taxes, duties, levies or charges, and prepare, sign and submit to the applicable Government Agencies the applicable returns and reports therefor on behalf of Owner, in Owner’s name and using Owner’s registration.

(l)                                     Keep Owner advised of events which might reasonably be expected to have a material effect on the financial performance or value of any Hotel.

(m)                               To the extent in Manager’s control, obtain and maintain all approvals necessary to use and operate the Hotels in accordance with the applicable Brand Standards, Operating Standards and Legal Requirements.

(n)                                 Use its reasonable efforts to keep all ground, underlying and parking leases in full force and effect and arrange appropriate substitutes for any such lease which ceases to be or is reasonably anticipated to cease to be in full force and in effect.

(o)                                 Perform such other tasks with respect to the Hotels as are generally performed by managers of similar hotels consistent with the Operating Standards and the Brand Standards.

2.2                                 ADDITIONAL SERVICES. Any fees for services not included in the Management Fees for the Hotels shall be consistent with fees established for similar types of hotels managed by Manager or its Affiliates. Any disputes under this SECTION 2.2 shall be resolved by Arbitration.

2.3                                 USE OF HOTELS. Manager shall not use, and shall exercise commercially reasonable efforts to prevent the use of, the Hotels and Owner’s and Manager’s personal property (whether owned or leased) used in connection with the Hotels, if any, for any unlawful purpose. Manager shall not commit, and shall use commercially reasonable efforts to prevent the commission of, any waste at the Hotels. Manager shall not use, and shall use commercially reasonable efforts to prevent the use of, the Hotels in such a manner as will constitute an unlawful nuisance thereon or therein. Manager shall use commercially reasonable efforts to prevent the use of the Hotels in such a manner as might reasonably be expected to impair Owner’s or Purchaser’s title thereto or any portion thereof or might reasonably be expected to give rise to a claim or claims for adverse use or adverse possession by the public, as such, or of implied dedication of the Hotels or any portion thereof.

2.4                                 RIGHT TO INSPECT. Manager shall permit Owner and its authorized representatives to inspect or show the Hotels during usual business hours upon not less than twenty four (24) hours’ notice, provided that any inspection by Owner or its representatives shall not unreasonably interfere with the use and operation of the Hotels and further provided that in the event of an emergency as determined by Owner in its reasonable discretion, prior notice shall not be required.

2.5                                 NO RIGHT OF OFFSET. Manager shall not offset against any amounts owed to Owner; PROVIDED, HOWEVER, Manager may offset amounts which Owner has failed to fund in violation of SECTION 5.2(c)

(or, so long as PR Property is a Pooled FF&E Hotel, the landlord under the PR Lease has failed to fund in violation of Section 5.1.3(b) of the PR Lease) against the amounts owed to Owner hereunder provided that after giving effect to all such offsets there shall still be paid to Owner an amount sufficient to pay regularly scheduled payments of interest and principal under any loan or other debt secured by an Authorized Mortgage and attributable to the Pledged Hotels.

2.6                                 CONDITION OF THE HOTELS. Manager acknowledges receipt and delivery of possession of each Hotel, and Manager accepts each Hotel in its “as is” condition as of the Effective Date, subject to the rights of parties in possession, the existing title, including all covenants, conditions, restrictions, reservations, mineral leases, easements and other matters of record or that are visible or apparent on the Hotels, all applicable Legal Requirements, and such other matters which would be disclosed by an inspection of the Hotels and the record title thereto or by an accurate survey thereof. MANAGER REPRESENTS THAT: IT HAS INSPECTED THE HOTELS INCLUDING THE FF&E AND ALL OF THE FOREGOING AND HAS FOUND THE CONDITION THEREOF SATISFACTORY; AS OF THE EFFECTIVE DATE, THE HOTELS ARE IN COMPLIANCE WITH THE APPLICABLE BRAND STANDARDS IN ALL MATERIAL RESPECTS; EXCEPT FOR CAPITAL REPLACEMENTS TO BE MADE FROM TIME TO TIME USING FUNDS TO BE DEPOSITED IN THE RESERVE ACCOUNT PURSUANT TO SECTION 5.2(a) AND AMOUNTS TO BE EXPENDED BY THE MANAGER’S AFFILIATES AS REQUIRED BY THE PURCHASE AGREEMENT, MANAGER CURRENTLY DOES NOT ANTICIPATE THE NEED TO MAKE CAPITAL REPLACEMENTS DURING THE FIRST FIVE YEARS OF THE TERM (PROVIDED, HOWEVER, SUCH REPRESENTATION IS NOT A GUARANTY OR WARRANTY THAT NO SUCH CAPITAL REPLACEMENTS WILL BE REQUIRED); AND IT IS NOT RELYING ON ANY REPRESENTATION OR WARRANTY OF OWNER, PURCHASER OR ANY OF THEIR AGENTS OR EMPLOYEES WITH RESPECT TO ANY OF THE MATTERS SET FORTH IN THIS SECTION. MANAGER WAIVES ANY CLAIM OR ACTION AGAINST OWNER AND PURCHASER WITH RESPECT TO THE CONDITION OF THE HOTELS. PURCHASER AND OWNER MAKE NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO ANY HOTEL OR ANY PART THEREOF, EITHER AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, OR AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, LATENT OR PATENT.

2.7                                 NON-ECONOMIC HOTELS.

(a)                                  Manager shall be entitled to designate as a Non-Economic Hotel any Hotel for which, in each of any three (3) consecutive full Fiscal Years during the Term, the Operating Profit is less than the sum of (i) amounts to be funded to the

Reserve Account pursuant to SECTION 5.2(a) on account of such Hotel, plus (ii) Owner’s Fixed Priority attributable to such Hotel pursuant to EXHIBIT C hereto; PROVIDED, HOWEVER, that the number of Hotels designated as Non-Economic Hotels under this Agreement (other than those with respect to which such designation has been withdrawn or deemed withdrawn, but including those which have been sold pursuant to this SECTION 2.7) shall not exceed three (3). If subsequent to a Hotel being designated as a Non-Economic Hotel but prior to its sale pursuant to this SECTION 2.7, the Operating Profit of such Hotel for any Fiscal Year shall exceed the sum of amounts to be funded to the Reserve Account pursuant to SECTION 5.2(a) on account of such Hotel, plus the portion of the Owner’s Fixed Priority for such Fiscal Year so attributable to such Hotel, such designation shall be deemed withdrawn; provided, however, if Manager is then negotiating a sale of such Hotel to a third party, such designation shall not be deemed withdrawn for a period of three (3) months.

(b)                                 So long as there is no Manager Default or Manager Event of Default, Manager may market each Hotel that is a Non-Economic Hotel for sale. In addition, if Manager reasonably anticipates based on projections prepared in the ordinary course that a Hotel will become a Non-Economic Hotel within the next twelve (12) months, Manager may market such Hotel for sale; provided, however, no Hotel shall be sold pursuant to this SECTION 2.7 other than Non-Economic Hotels. If Manager receives an Offer, Manager shall give Owner and Purchaser notice thereof, which notice shall include a copy of the executed Offer. In the event that Owner and Purchaser shall fail to accept or reject such Offer within five (5) Business Days after receipt of such notice, such Offer shall be deemed to be rejected by them. Provided there is no Manager Default or Manager Event of Default, if Owner and Purchaser shall either sell such Non-Economic Hotel pursuant to such Offer or reject or be deemed to have rejected such Offer, then effective as of the date of such sale or, if the Offer was rejected or deemed rejected, the proposed date of sale contained in such Offer, as the case may be, the following shall apply: (i) the Term shall terminate with respect to such Non-Economic Hotel; (ii) no further Owner’s Percentage Priority shall accrue with respect to such Non-Economic Hotel’s Gross Revenues which accrue after such termination; (iii) the Owner’s First Priority shall be reduced by an amount equal to eight percent (8%) of the net (after taking into account any costs paid by Manager) proceeds of sale received by Owner or Purchaser (or, in the case of such a rejection, eight percent (8%) of the projected net (after taking into account any costs to be paid by Manager) proceeds of sale which would have been received by Owner or Purchaser determined by reference to such Offer); and (iv) the Owner’s Second Priority shall be reduced by one half of one percent (0.5%) of such net proceeds (or, in the case of a rejection, one half of one percent (0.5%) of such projected net proceeds).

2.8                                 NO EARLY TERMINATION OF MANAGER; NATURE OF RELATIONSHIP ETC.

(a)                                  So long as this Agreement is in full force and effect and Owner is not entitled pursuant to the terms hereof to terminate this Agreement in its entirety, Owner covenants and agrees not to hire, engage, appoint or employ any other manager to manage any Hotel prior to the expiration or earlier termination of the Term with respect to such Hotel. Any otherwise applicable principles of law notwithstanding, it is Owner’s intent and agreement that Manager shall manage each Hotel pursuant to this Agreement through the Term so long as this Agreement is in full force and effect with respect to such Hotel.

(b)                                 Owner shall provide appropriate asset management services with respect to the Hotels at no cost or expense to Manager (and shall use reasonable efforts to cooperate with Manager in order to keep all ground, underlying and parking leases in full force and effect). The costs and expenses incurred by Owner in connection with providing such asset management services shall not be Operating Costs. Owner shall, from time to time, upon the request of Manager provide Manager with the name, telephone number, fax number and email address of the individual responsible for providing such asset management services. Manager will cooperate with and assist the Owner in every reasonable and proper way to permit Owner to carry out its duties and exercise its rights hereunder with respect to the Hotels.

(c)                                  Without limiting the scope or intent of the provisions of SECTION 19.1 of this Agreement, each of the parties acknowledges and agrees that (i) the execution and delivery by the other of this Agreement is substantial and essential consideration for their respective Affiliates’ purchase and sale of the Hotels pursuant to the Purchase Agreement, (ii) but for the execution and delivery of this Agreement, Manager’s Affiliates would not have sold the Hotels to Purchaser, (iii) but for the execution and delivery of this Agreement, Owner’s Affiliates would not have purchased the Hotels from Manager’s Affiliates, (iv) the terms and provisions of the Purchase Agreement, including the purchase price set forth therein, the PR Stock Agreement and the PR Lease were negotiated and agreed upon on the basis and upon the condition that this Agreement be executed and delivered at the time of the closing of the sale of the Hotels to Purchaser, (v) this Agreement fairly, accurately and fully sets forth the agreement between Owner and Manager regarding Manager’s management of the Hotels through the Term, (vi) there are no duties or obligations between the parties not expressly set forth herein and (vii) each of the parties hereto has a duty of commercial good faith and fair dealing.

(d)                                 Any common law or other rule or restriction that would otherwise apply notwithstanding, but subject to the terms of SECTION 24.1, Manager, Owner and their respective Affiliates are free to manage, engage in or license other business activities, including activities involving transient lodging and related activities. Except as provided in SECTION 24.1, nothing herein or otherwise shall prevent Manager, Owner or their respective Affiliates from owning, managing or licensing other facilities, and Manager, Owner and their respective Affiliates may manage, engage in or license any business activity at any other location whether or not competing with the Hotels, without the consent or approval of, or liability to, the other and without offering the other any opportunity to participate therein. Subject to the terms of SECTION 24.1, each party hereby waives any claim or cause of action, of whatever nature and however derived, relating to or arising in any way out of the other’s ownership, licensing or management of any other hotel or commercial property wherever located.

ARTICLE 3

TERM AND RENEWALS

3.1                                 TERM. The term of this Agreement shall be for a period beginning on the Effective Date and continuing for the Initial Term and any extension of the term hereof in accordance with the provisions of this Agreement, unless sooner terminated as herein provided. Manager acknowledges that if the ground lease for the InterContinental Hotel in Toronto, Ontario is terminated, the lessor thereunder may terminate this Agreement upon giving not less than 180 days’ notice, which notice shall be given within ninety (90) days after such ground lease is terminated.

3.2                                 RENEWAL TERM. Provided the term of the PR Lease is simultaneously extended in accordance with the terms of the PR Lease, the Term may be extended, at Manager’s option, for up to two (2) consecutive periods (each, a “RENEWAL TERM”) of fifteen

(15) years each on not less than two (2) years’ prior notice to Owner. If Manager fails to give notice of its election not to exercise either of its options to extend the Term on or before the date which is the day prior to the date that is two (2) years prior to the then Expiration Date or if PR Tenant fails to give notice of its election not to exercise either of its options to extend the term of the PR Lease on or before the date which is the day prior to the date that is two (2) years prior to the then expiration date of the PR Lease, Manager shall be deemed to have exercised the applicable extension option. The terms and provisions of this Agreement will remain in effect as stated herein during any Renewal Term except that Manager shall have no right to extend the Term beyond the Renewal Terms herein provided.

3.3                                 OWNER’S TERMINATION RIGHT AT END OF TERM. If Manager gives notice of its election not to extend the Term, or the PR Tenant gives notice of its election not to extend the term of the PR Lease, or Manager shall have no further right to extend the Term, then at any time during the last two years of the Term, Owner may terminate this Agreement on not less than thirty (30) days’ prior written notice.

ARTICLE 4

TITLE TO HOTEL

4.1                                 COVENANTS OF TITLE. During the Term, provided no Manager Default exists, Manager shall have the right peaceably and quietly to operate the Hotels in accordance with the terms of this Agreement, free from interference, disturbance and eviction by Owner or Purchaser or by any other Person or Persons claiming by, through or under Owner or Purchaser, subject only to termination of this Agreement as herein provided. Except as may otherwise be provided herein, Owner, at Owner’s own expense (and not as an Operating Cost), shall prosecute all appropriate actions, judicial or otherwise, required to assure such quiet and peaceable operation by Manager and shall pay and discharge any rental obligations under the Lease. Without Manager’s written consent, which consent shall not be unreasonably withheld, Owner shall not during the Term enter into an agreement, covenant or encumbrance affecting title to the Hotels except in connection with Authorized Mortgages and sales or transfers of the Hotels not prohibited hereby. Further, during the Term, Owner shall not convert any Hotel to a condominium form of ownership.

4.2                                 NON-DISTURBANCE. Purchaser and Manager agree that in the event the Lease terminates prior to expiration or earlier termination of the Term, so long as (i) there exists no uncured Manager Event of Default and (ii) Owner is not otherwise entitled to terminate this Agreement: (a) Manager shall not be disturbed in its rights under this Agreement by Purchaser; (b) Purchaser shall assume the obligations of Owner under this Agreement; and (c) Manager shall attorn to Purchaser and recognize Purchaser as the “Owner” under this Agreement. Purchaser shall have the right to assign all of its right, title and interest in, to and under this Agreement to a new tenant (a “SUBSTITUTE TENANT”) to which Purchaser shall lease the Hotels (pursuant to a lease which imposes no greater risks, obligations, duties or liability on Manager than the Lease (assuming the same had not been terminated) and for a term equal to the unexpired term of this Agreement) which Substitute Tenant shall expressly assume all of the Owner’s obligations under this Agreement. Upon such assignment to, and assumption by, a Substitute Tenant, Purchaser shall be relieved of all future obligations arising under this Agreement (other than any expressly imposed on Purchaser pursuant to SECTIONS 4.2 through and including 4.7), Manager shall attorn to the Substitute Tenant and recognize the Substitute Tenant as the “Owner” under this Agreement, and the term “Lease” as used in this Agreement shall be deemed to refer to such lease between Purchaser and the Substitute Tenant.

4.3                                 FINANCING.

(a)                                  Purchaser shall be entitled to encumber the Hotels or any of them with one or more Authorized Mortgages which are expressly subordinate to this Agreement or in connection with which the following terms and conditions are satisfied:

(i)                                     the loan or other debt secured by such Authorized Mortgage shall not be cross-collateralized with other property or hotels which are not managed or franchised by Manager, IHG or their respective Affiliates;

(ii)                                  the principal amount secured by such Authorized Mortgage shall not exceed the sum of seventy five percent (75%) (or, if less than four (4) Pooled FF&E Hotels secure such principal amount, sixty five percent (65%)) of the sum of the fair market value as of the date of the granting of such Authorized Mortgage of the Pledged Hotels and the other properties securing such principal amount;

(iii)                               as of the date of the granting of such Authorized Mortgage, the Debt Service Coverage Ratio associated with such loan or debt secured thereby shall not be less than (i) 1.4 if fewer than four (4) Pooled FF&E Hotels secure such loan or other debt or (ii) 1.3 if four (4) or more Pooled FF&E Hotels secure such loan or other debt; and

(iv)                              the holder of such Authorized Mortgage shall execute and deliver to Manager (Manager agreeing to likewise execute and deliver to such holder) a so-called subordination, non-disturbance and attornment agreement which shall provide that:

(A)                              this Agreement and Manager’s rights hereunder are subject and subordinate to the Authorized Mortgage, the lien thereof, the rights of the holder thereof and to any and all advances made thereunder, interest thereon or costs incurred in connection therewith;

(B)                                so long as this Agreement is in full force and effect and there exists no Manager Default which has not been cured within any applicable notice or grace period, Manager’s rights under this Agreement shall not be disturbed by reason of such subordination or by reason of foreclosure of such Authorized Mortgage or receipt of deed in lieu of foreclosure;

(C)                                Manager shall attorn to the holder or the purchaser at any such foreclosure or the grantee of any such deed (each, a “Successor Purchaser”);

(D)                               in the event of such attornment, the terms of this Agreement binding on Purchaser and Manager shall continue in full force and effect as a direct agreement between such Successor Purchaser and Manager, upon all the terms, conditions and covenants set forth herein, except that the Successor Purchaser shall not be (1) bound by any payment of Owner’s Fixed Priority, Owner’s Percentage Priority or the Residual Distribution in advance of when due; (2) bound by any amendment or modification of this Agreement made after the date that Manager first had written notice of such Authorized Mortgage without the consent of the holder thereof; (3)

liable in any way to Manager for any act or omission, neglect or default on the part of Purchaser or Owner under this Agreement; (4) obligated to perform any work or improvements to be done by Purchaser or Owner or to make any advances except for those advances to be made pursuant to SECTION 5.2(c) from and after the date on which such Successor Purchaser acquired the Hotel(s); or (5) subject to any counterclaim or setoff which theretofore accrued to Manager against Purchaser or Owner;

(E)                                 In the event of a casualty or condemnation affecting any Pledged Hotel which does not result in the termination of this Agreement with respect to such Pledged Hotel, the net insurance proceeds or Award shall be applied to the restoration of such Hotel as herein provided; and

(F)                                 Such other terms as are customary for similar agreements.

(b)                                 In the event less than all of the Hotels are to secure the loan or other debt secured by an Authorized Mortgage, Owner shall have the right to cause the Pledged Hotels to be managed pursuant to a separate management agreement which agreement shall be for a term equal to the unexpired portion of the Term and otherwise on substantially the same terms of this Agreement except as otherwise provided herein, provided that the Pledged Hotels in the aggregate and the remaining Hotels in the aggregate shall have Priority Coverage Ratios for the 12-month period ending on the last day of the month next prior to the date on which such Authorized Mortgage is granted equal to each other or equal to, or greater than, 1.3. In connection with entering into such separate management agreement, the parties shall make appropriate allocations of Owner’s Fixed Priority, amounts in the Reserve Account, the Working Capital, and any outstanding advances made by Owner, Manager or their respective Affiliates so that the obligations allocable to the Hotels subject to such Authorized Mortgage shall not be due from the other Hotels and VICE VERSA. The allocation of Owner’s Fixed Priority for each Hotel shall be proportional to the NOI of such Hotel for the then most recently ended twelve (12) months relative to the NOI of all the other Hotels for such period. Without the consent of Manager, the holder of any Authorized Mortgage shall have the right to elect to be subject and subordinate to this Agreement, such subordination to be effective upon such terms and conditions as such holder may direct which are not inconsistent with the provisions hereof.

(c)                                  Manager shall be entitled to pay any overdue regularly scheduled payments of interest and principal on any Authorized Mortgage from the Operating Profits of all of the Hotels subject to such Authorized Mortgage and to credit any such payments against disbursement obligations for Owner’s Fixed Priority.

4.4                                 SALE OF A HOTEL TO AN AFFILIATE. In the event of a sale or transfer of Purchaser’s interest in any Hotel to an Affiliate of the Purchaser with such Affiliate assuming Purchaser’s obligations under the Lease, this Agreement shall remain in full force and effect without regard to such sale or transfer.

4.5                                 SALE OF ALL THE HOTELS. If Purchaser sells or otherwise transfers all of the Hotels to a single transferee in a single transaction, (a) the transferee shall assume Purchaser’s obligations hereunder and (b) Purchaser shall be released and relieved from any and all obligation hereunder. In connection with such transfer, Owner may assign this Agreement to the transferee or its Affiliate, and provided the assignee assumes all of Owner’s obligations hereunder thereafter accruing, Owner shall be released and relieved from all such obligations. Except as provided in SECTIONS 2.7 or 24.17 or in connection with the foreclosure of an Authorized Mortgage or deed-in-lieu of such foreclosure, Purchaser and its Affiliates and their successors and assigns shall not sell less than all the Pooled FF&E Hotels to any Person except to an Affiliate as provided in SECTION 4.4 or in Section 15.6 of the PR Lease.

4.6                                 THE LEASE. The Lease shall not be amended or modified in any way which would materially increase Manager’s obligations hereunder or materially reduce its rights hereunder. In the event of a conflict between the terms hereof and the terms of the Lease, the terms hereof shall govern.

4.7                                 RESTRICTED SALE. Except as provided in SECTION 2.7 or in connection with a foreclosure of an Authorized Mortgage, neither Purchaser nor Owner shall transfer its interest in any Hotel, directly or indirectly, (a) to any Person which: (i) is in control of or controlled by Persons who have been convicted of felonies; (ii) is a Competitor or an Affiliate of a Competitor; (iii) lacks the financial capabilities to perform Owner’s obligations hereunder; or (iv) is a Specially Designated or Blocked Person or (b) if such transfer would materially adversely affect the ability of Manager or its Affiliates to obtain or retain any license or permit for the Hotels or comply with any applicable ground or parking leases for the Hotels.

ARTICLE 5

REQUIRED FUNDS

5.1                                 WORKING CAPITAL. Manager shall contribute to the Working Capital for the Hotels an amount (the “INITIAL WORKING CAPITAL”) reasonably sufficient to pay Operating Costs for the Hotels and GST required to be paid by Owner (including, without limitation, any GST on or in respect of Operating Supplies, Operating Equipment and any other items acquired by Owner in connection with the closing under the Purchase Agreement) for the first thirty (30) days of operating the Hotels following the Effective Date after taking into account Gross Revenues and GST collected from patrons, guests and others of, or at, the Hotels. Promptly after the month in which the Effective Date occurs, the parties shall agree on the amount of the Initial Working Capital which Manager so contributed. After the first thirty (30) days of operating the Hotels, upon written notice from Manager, Owner may, but shall not be obligated to, advance any additional funds, over and above the Initial Working Capital, necessary to pay Operating Costs and/or GST required to be paid by Owner (but not Owner’s First Priority or Owner’s Second Priority) as they come due. Any such request by Manager shall be accompanied by a reasonably detailed explanation of the reasons for the request. All funds so advanced for Working Capital shall be utilized by Manager to pay Operating Costs and/or such GST as they come due. If Owner does not advance such additional Working Capital within two (2) Business Days after notice, Manager, as its exclusive remedy, shall have the right either to (i) advance such additional Working Capital or (ii) terminate this Agreement on ten (10) days’ advance written notice to Owner; PROVIDED, HOWEVER, such notice of termination shall be void AB INITIO if Owner advances the requested funds necessary to pay Operating Costs and such GST prior to the end of the tenth (10th) day after the receipt of such termination notice. If Manager fails to either make such advance or give notice of termination within ten (10) days, then after the expiration of such two (2) Business Days, Owner may elect by written notice to Manager to terminate this Agreement, which termination shall be effective ten (10) days after the date such notice is given. Upon the expiration or earlier termination of the Term, the Working Capital of the Hotels shall be applied to pay all Operating Costs, such GST and all amounts owed to Owner to the extent Gross Revenues are insufficient. Thereafter, Manager shall be entitled to retain the Initial Working Capital, and the balance of the Working Capital shall belong to Owner. All refunds and (the cash equivalents of) any input credits in respect to GST paid from Working Capital shall remain part of the Working Capital.

5.2                                 RESERVE ACCOUNT.

(a)                                  Manager shall transfer from the Bank Accounts to the Reserve Account in cash on or before the 25th day of each Fiscal Month, beginning on February 25, 2007 and continuing for each and every month during the Term, an aggregate amount equal to the Reserve Percentage applicable to the calendar year in which the prior Fiscal Month occurred times the Gross Revenues at each Hotel for the prior Fiscal Month. The amount to be contributed to the Reserve Account on account of the Gross Revenues of the Canadian Hotels shall be calculated using Canadian dollars but shall be contributed to the Reserve Account in United States dollars in accordance with SECTION 24.24. Subject to the terms of SECTION 5.2(g), amounts in the Reserve Account are to pay for Capital Replacements undertaken after the Effective Date required to maintain any and all of the Hotels in accordance with the Operating Standards and the Brand Standards; PROVIDED, HOWEVER, notwithstanding anything in this Agreement to the contrary, no additional cost or expense shall be incurred or paid in connection with any Capital Replacements made during the last two (2) years of the Term to the extent attributable solely to complying with the Brand Standards. The amounts so paid into the Reserve Account shall be recorded on the Hotels’ books of account as “Reserve for FF&E Replacements.” Except as expressly provided herein, any expenditures for Capital Replacements during any Fiscal Year which have been approved in the yearly Capital Replacements Budget may be made without Owner’s further approval and, to the extent available, may be made by Manager from the Reserve Account. Any amounts remaining in the Reserve Account at the close of each Fiscal Year will be carried forward and retained in the Reserve Account. Any and all portions of the Hotels which are scrapped or removed in connection with the making of any major or non-major repairs, renovations, additions, alterations, improvements, removals or replacements at the Hotels shall be disposed of by Manager and any net proceeds thereof shall be deposited in the Reserve Account and not included in Gross Revenues. In addition, any proceeds from the sale of FF&E no longer necessary to the operation of the Hotels and any refunds or (the cash equivalents of) input credits attributable to GST paid with funds from the Reserve Account shall be added to the Reserve Account. Manager shall be entitled to use funds in the Reserve Account to make Capital Replacements at any and all of the Hotels regardless of the Hotel from which such funds originate. To the extent that the cost of any such Capital Replacements are to be paid for in a currency other than United States dollars, Manager shall exchange an appropriate portion of the funds in the Reserve Account into such other currency at the best rates and terms commercially available to Manager at the time of such exchange for such purpose on or about the date such funds are withdrawn from the Reserve Account and applied to pay such costs in accordance with Manager’s general practice for Capital Replacements. All costs of such exchange shall be Operating Costs.

(b)                                 Subject to the terms of SECTION 5.6, Manager shall be the only party entitled to withdraw funds from the Reserve Account until a Manager Default shall occur.

(c)                                  Subject to the terms of SECTIONS 5.2(f) and 5.2(g), additional amounts shall be funded into the Reserve Account to pay for Capital Replacements as follows:

(i)                                     Either Owner or Manager may propose that additional funds be funded into the Reserve Account.

(ii)                                  If both parties give their approval to a proposed funding within twenty (20) Business Days after a request for such approval is given from one party to the other, Owner shall (or shall cause Purchaser to) fund the approved amount into the Reserve Account within twenty (20) Business Days after both parties approve in writing of such funding provided that there is then no uncured Manager Default. Neither party shall unreasonably withhold its approval of such a proposed funding; PROVIDED, HOWEVER, no purchaser at foreclosure of an Authorized Mortgage or grantee of a deed in lieu of such foreclosure nor any Person claiming by, through or under such purchaser or grantee shall have an obligation to so not withhold its consent; PROVIDED FURTHER, HOWEVER, Owner will consider the likelihood of its receiving the increase in Owner’s Second Priority which would result from its making such advance as well as the effect on the value of the Hotels resulting from the delay or failure in making the proposed Capital Replacements. Upon such funding, Owner’s Second Priority will be adjusted as provided in the definition of such term.

(iii)                               If Owner proposes in writing such funding for the purpose of making particular Capital Replacements but Manager does not approve of the same in writing within twenty (20) Business Days after Owner gives such proposal to Manager, Owner shall have the right, but not the obligation, to make such funding, and Manager shall cause such Capital Replacements to be made with the amounts so funded unless such Capital Replacements conflict with the applicable Brand Standards.

(iv)                              If Manager proposes in writing such funding for the purpose of one or more particular Capital Replacements and Owner does not approve of the same in writing within twenty (20) Business Days after such proposal is given to Owner, Manager shall have the right, but not the obligation, to either provide the proposed funding itself or, if such Capital Replacements are set forth in the Capital Replacements Budget or are required to comply with the Operating Standards, applicable Brand Standards, Insurance Requirements or Legal Requirements and at the time of the giving of such proposal to Owner, the funds in the Reserve Account shall be insufficient for such Capital Replacements, require Owner to provide (or cause Purchaser to provide) the proposed funding. If Owner or Purchaser provides such funding, the Owner’s First Priority will be adjusted as provided in the definition of that term.

(d)                                 If Owner shall fail to disburse (or cause Purchaser to disburse) funds to Manager for deposit into the Reserve Account in violation of SECTION 5.2(c), which failure continues for five (5) days after the giving of notice from Manager to Owner, then, in addition to Manager’s other remedies hereunder or under the HPT Guaranty (as defined in the Purchase Agreement), Manager shall be entitled, but not obligated, to deposit in the Reserve Account the amount of funds which Owner so failed to disburse.

(e)                                  Upon the expiration or earlier termination of the Term, Manager shall disburse to Purchaser, or as Purchaser shall direct, all amounts remaining in the Reserve Account after payments of all expenses on account of Capital Replacements appropriately incurred by Manager during the Term.

(f)                                    Unless and until the Affiliates of the Manager which sold the Hotels to Purchaser and the stock of the owner of the PR Property to an Affiliate of Owner have expended $25,000,000 (net of any applicable GST that is refundable) of their own funds to make Capital Replacements at the Pooled FF&E Hotels,

Owner shall have no obligation to make or to cause Purchaser to make any advances to the Reserve Account.

(g)                                 Notwithstanding anything contained herein to the contrary, if Owner advises Manager that in Owner’s opinion, the fair market value of all personal property of Purchaser at, about or which forms a part of a Hotel is equal to or exceeds thirteen and one half percent (13.5%) of the fair market value of all property of Purchaser pertaining to such Hotel (including all such personal property, the Building and the underlying land or ground lease), Manager and its Affiliates shall not use funds from the Reserve Accounts or which are required to be expended pursuant to the Purchase Agreement to purchase additional personal property for use at, about or as part of such Hotel without Owner’s prior written consent, which consent may be granted or withheld in Owner’s sole and absolute judgment.

5.3                                 ADDITIONAL REQUIREMENTS FOR RESERVE. All expenditures from the Reserve Account shall be (as to both the amount of each such expenditure and the timing thereof) both reasonable and necessary given the objective that the Hotels will be maintained and operated to a standard comparable to competitive properties and in accordance with the Operating Standards and the applicable Brand Standards.

5.4                                 OWNERSHIP OF REPLACEMENTS. All Capital Replacements made pursuant to this Agreement and all amounts in the Reserve Account shall be the property of Owner or Purchaser, as applicable, as provided under the Lease.

5.5                                 NO ADDITIONAL CONTRIBUTIONS. Except as otherwise expressly provided in this Agreement, neither Owner nor Purchaser shall, under any circumstances, be required to, or provide funds to, build or rebuild any improvement at the Hotel, or make any repairs, replacements, alterations, restorations or renewals of any nature or description to the Hotel, whether ordinary or extraordinary, structural or nonstructural, foreseen or unforeseen.

5.6                                 POOLED RESERVES. It is understood and agreed that so long as the PR Property is a Pooled FF&E Hotel, funds deposited in the Reserve Account pursuant to this Agreement and the FF&E Reserve under PR Lease shall be maintained and used on a consolidated basis such that all amounts to be deposited in the Reserve Account and the FF&E Reserve shall be deposited in a single account and Manager and PR Tenant may apply any funds therein to any of the Pooled FF&E Hotels in accordance with the terms of this Agreement and PR Lease.

ARTICLE 6

BRAND STANDARDS AND MANAGER’S CONTROL

6.1                                 BRAND STANDARDS. Manager shall operate each Hotel as a Staybridge Suites, InterContinental, Crowne Plaza or Holiday Inn, as applicable, hotel in accordance with the terms of this Agreement, the applicable Brand Standards and the Operating Standards. Manager and its Affiliates which own the applicable System Marks and Brand Standards reserve the right to revise and amend such System Marks or Brand Standards from time to time on a non-discriminatory basis. Owner also agrees that the Hotels will be required to participate in applicable Brand-wide or area programs that are implemented after the date hereof from time to time by Manager or its Affiliates with respect to the applicable Brand. The allocable cost of participation in such programs (to the extent not duplicative of the services for which the Management Fee is being paid) shall be Operating Costs of the Hotel to the extent the same are consistent in all material respects with the amounts for the same included in the applicable Yearly Budget.

6.2                                 MANAGER’S CONTROL. Subject to the terms of this Agreement, Manager shall have uninterrupted control over the operation of the Hotels. Owner acknowledges that under this Agreement, Owner delegates all authorities and responsibilities for operation of the Hotels to Manager PROVIDED, HOWEVER, Manager shall not be entitled to make any agreement or commitment binding on Owner except as herein expressly provided. Manager shall be solely responsible for determining room rates, food and beverage menu prices, charges to guests for other Hotel services and the terms of guest occupancy and admittance to the Hotels, use of rooms for commercial purposes, policies relating to entertainment, labor policies, publicity and promotion activities and technology services and equipment to be used in the Hotel. Manager shall review with Owner from time to time, and during the annual review of the Yearly Budget, material changes in policies, practices and procedures and their effect on the financial performance of the Hotels.

6.3                                 ARBITRATION. Any dispute under this Article 6 shall be resolved by Arbitration.

ARTICLE 7

OPERATION OF THE HOTEL

7.1                                 PERMITS. Manager, as an Operating Cost, shall obtain and maintain in its name (or Owner’s or Purchaser’s name to the extent the same is required by applicable Legal Requirements) in full force and effect all necessary operating licenses and permits, including liquor, bar, restaurant, sign and hotel licenses, as may be required for the operation of the Hotels in accordance with this Agreement, the applicable Brand Standards and the Operating Standards. Owner and/or Purchaser shall reasonably cooperate with Manager in obtaining any such operating licenses or permits. Except as otherwise provided in the Purchase Agreement, any costs or expenses (including, without limitation, reasonable attorneys’ fees) incurred by Owner and/or Purchaser in connection therewith shall constitute Operating Costs. Manager will use reasonable efforts to comply with all Legal Requirements imposed in connection with any such licenses and permits and at all times use commercially reasonable efforts to manage the Hotels in accordance with, and cause the Hotels to comply with, such Legal Requirements, any other Legal Requirements and Insurance Requirements applicable to any Hotel.

7.2                                 EQUIPMENT AND SUPPLIES. Manager shall procure pursuant to the Yearly Budgets all such Operating Supplies and Operating Equipment as Manager deems necessary for the normal and ordinary course of operation of the Hotels in accordance with the applicable Brand Standards and Operating Standards.

7.3                                 PERSONNEL.

(a)                                  All personnel employed at the Hotels will be employees of Manager or its Affiliates. Manager will hire, supervise, direct, discharge and determine the compensation, other benefits and terms of employment of all personnel working in the Hotels; PROVIDED, HOWEVER, Manager shall make no final decision with respect to hiring the general manager for any Hotel without first consulting with Owner. Subject to the foregoing proviso, Manager, in the exercise of reasonable discretion and business judgment, will be the sole judge of the fitness and qualifications of such personnel and is vested with absolute discretion in the hiring, supervising, directing, discharging and determining the compensation, other benefits and terms of employment of such personnel. In such discretion, Manager may elect to staff certain functions at offsite or regional locations, or to provide employee benefits on an applicable Brand-wide or other multi-location basis and shall equitably allocate the employee costs among the hotels participating in such staffing or benefits. Subject to Manager’s rights to apply Gross Revenues to Operating Costs, the Manager shall be responsible for (i) the payment of all compensation owing to its employees, (ii) the provision of any benefits, statutory or otherwise, earned, incurred or accrued by any of its employees, and (iii) the payment or the deduction from the compensation and/or benefits of its employees, as the case may be, and the remittance to the appropriate Government Agencies of such sums as may be required to be paid by an employer or withheld from the employees’ compensation and/or benefits under the provision of any Legal Requirements. Owner shall not interfere with the performance of employment duties of, or give orders or instructions to, any personnel employed at the Hotel. Except as otherwise provided herein, Operating Costs will include all expenses, costs or charges which are allocable to the Term and are related to or incidental to any on-site personnel employed in the operation of the Hotels (including, without limitation, salaries, wages, other compensation, benefit contributions and premiums, net of amounts paid by Hotel employees; stop-loss insurance premiums; group health plan benefit payments in excess of contribution and premium amounts paid by Hotel employees; pay for vacation, holidays, sick leave and other leaves of absence; workers’ compensation premiums; workers compensation benefit payments paid by Manager; reasonable and customary administrative fees and taxes; and severance benefits applicable under Manager’s then current human resources policies).

(b)                                 Manager shall comply with all Legal Requirements pertaining to labor relations, the personnel employed by it pursuant to this Agreement and their employment. Manager shall not enter into any written employment agreements with any person which purport to bind the Owner without obtaining Owner’s consent, which consent may be withheld in Owner’s sole and absolute discretion. If either Manager or Owner shall be required, pursuant to any such Legal Requirement, to recognize a labor union or to enter into collective bargaining with a labor union, the party so required shall promptly notify the other. The terms of this SECTION 7.3(b) shall survive the expiration or earlier termination of this Agreement. Manager shall be the “successor employer” under any collective bargaining agreements applicable to the Hotels as of the Closing and under applicable Legal Requirements.

(c)                                  No employee of the Hotels shall reside at the Hotels without the prior written approval of Owner. No person shall be given gratuitous accommodations or services without prior approval of Owner except in accordance with usual practices of the applicable Brand and the hotel and travel industry.

(d)                                 To the extent consistent with the applicable Yearly Budget, Operating Costs may include up to the following amounts per Fiscal Year, for travel related expenses of Manager’s senior operational personnel in connection with their visits to such Hotel:

Hotel Type	Amount

Staybridge Hotels	$5,000

Intercontinental Hotels	$10,000

Crowne Plaza	$10,000

Holiday Inn Hotels	$5,000

Said amounts shall be adjusted every January 1 starting in 2006 to reflect the percentage change in the Consumer Price Index since the prior January 1. Any amounts in excess of the foregoing shall be Manager’s sole responsibility and shall not be an Operating Cost.

(e)                                  With respect to Hotels located in Ontario, Canada, the Manager shall register, if not already registered, with the Workplace Safety and Insurance Board (“WSIB”). Immediately prior to the commencement of the Term and at 60-day intervals thereafter, Manager shall request, in writing, to the WSIB the necessary specific clearance certificate to be issued by the WSIB to Manager and Owner confirming that Manager’s WSIB account is in good standing. Manager shall, at all times, accurately disclose all information required by the WSIB and shall pay all amounts owing with respect to Workplace Safety and Insurance coverage for its employees within the time period specified by the WSIB.

7.4                                 SALES, MARKETING AND ADVERTISING. Manager shall and/or shall cause one or more of its Affiliates to:

(a)                                  advertise and promote the business of the Hotels;

(b)                                 institute and supervise a sales and marketing program for the Hotels;

(c)                                  include the Hotels in Manager’s and its Affiliates’ local, regional and worldwide promotional and advertising programs, in each case, related to the applicable Brand;

(d)                                 represent the Hotels through Manager’s and its Affiliates’ worldwide sales offices;

(e)                                  include the Hotels in the applicable loyalty programs, including, without limitation, inclusion of the Hotels in promotional materials distributed to participants of such program;

(f)                                    coordinate the Hotels’ participation in travel programs marketed by airlines, travel agents and government tourist departments when Manager determines such participation to be advisable; and

(g)                                 cause the Hotels to participate in sales and promotional campaigns and activities involving complimentary rooms, food and beverages to bona fide travel agents, tourist officials and airline representatives where Manager has determined that such participation is in furtherance of the Hotels’ business and is customary in the travel industry or in the practices and policies of Manager.

7.5                                 RESERVATION AND COMMUNICATION SERVICES. The Hotels shall be included as participating hotels on the Reservation System operated by Manager, its Affiliates or agent(s) for the benefit of Staybridge Suites, InterContinental, Crowne Plaza or Holiday Inn, as applicable, hotels from and after the Effective Date. Manager will provide (or will cause its Affiliates to provide) the following services to the Hotels through the Reservation System:

(a)                                  acceptance of reservations for the Hotels through the applicable Reservation System from individual customers and groups who contact Manager (or its Affiliates or agents) directly or through a regional reservation or sale office of Manager or its Affiliates or agents;

(b)                                 acceptance of reservations for the Hotels through other hotels in the applicable Brand;

(c)                                  acceptance of reservations for the Hotels through the reservation systems of other providers in the travel industry, including, without limitation, global distribution systems and general sales agencies with which Manager (or its Affiliates) may have agreements from time to time, whereby the reservation systems of such parties are available for communication of reservations to hotels in the applicable Brand;

(d)                                 acceptance of reservations for the Hotels received through alternative communications channels such as the internet; and

(e)                                  access to the Hotels of the communications network used by Manager (or its Affiliates) for communication between it and hotels in the applicable Brand.

7.6                                 MAINTENANCE AND REPAIRS. Subject to the terms hereof, Manager shall promptly make or cause to be made all repairs, replacements, corrections, maintenance, alterations, improvements, renovations, installations, renewals and additions (collectively, “REPAIRS”) of every kind and nature, whether interior or exterior, structural or nonstructural, ordinary or extraordinary, foreseen or unforeseen or arising by reason of a condition existing prior to the commencement of the Term (concealed or otherwise) necessary or appropriate to maintain the Hotels (including all private roadways, sidewalks and curbs located thereon) for which Owner, Purchaser or a Hotel has responsibility in good order and repair, reasonable wear and tear excepted (whether or not the need for such Repairs occurs as a result of Owner’s or Manager’s use, any prior use, Insurance Requirements, the elements or the age of the Hotels, or any portion thereof), and in conformity with Legal Requirements (including, without limitation, retaining all construction lien holdbacks under the CONSTRUCTION LIEN ACT (Ontario) and releasing such holdbacks only when all liens have expired or been discharged or vacated, all notices have been withdrawn, and the time period for filing any liens has expired), applicable Brand Standards and the Operating Standards. All Repairs shall be made in a good, workmanlike manner, consistent with Manager’s and industry standards for like hotels in like locales, in accordance with all applicable Legal Requirements and Insurance Requirements. To the extent such Repairs cannot be performed by Manager’s on-site staff, Manager shall entitled to cause such repairs to be performed by third parties or, subject to Owner’s prior approval, Affiliates of Manager acting under separate technical services agreements pursuant to SECTION 11.1.

7.7                                 MATERIAL REPAIRS.

(a)                                  Except as set forth in SECTION 7.7(b), prior to making any Material Repair, Manager shall submit, to Owner in writing, a proposal setting forth, in reasonable detail, the proposed Material Repair and shall provide to Owner such plans and specifications, and such permits, licenses, contracts and such other information concerning the same as Owner may reasonably request. Owner shall have twenty (20) Business Days to approve or disapprove all materials submitted to Owner, in connection with any such proposal; PROVIDED, HOWEVER, (i) Owner may not withhold its approval of a Material Repair with respect to such items as are (A) required in order for the Hotels to comply with applicable Brand Standards (except during the last two (2) years of the Term as set forth in SECTION 5.2(a)) or Operating Standards; or (B) required by reason of or under any Insurance Requirement or Legal Requirement, or otherwise required for the continued safe and orderly operation of each Hotel and (ii) Owner’s approval shall not be required with respect to the cost of any proposed Material Repair if the same is set forth as a separate line item in the then applicable approved Capital Replacements Budget. If Owner fails to disapprove of such Material Repair within such twenty (20) Business Days, Owner shall be deemed to have approved same.

(b)                                 In the event that a condition should exist in or about a Hotel of an emergency nature or in violation of applicable Legal Requirements or Insurance Requirements, including structural conditions, which requires immediate repair necessary to prevent imminent danger or damage to persons or property, Manager is hereby authorized to take all steps and to make all expenditures necessary to repair and correct any such condition, regardless of whether provisions have been made in the applicable Yearly Budget for any such expenditures or if sufficient funds exist in the Reserve Accounts. Upon the occurrence of such an event or condition, Manager will communicate to Owner all available information regarding such event or condition as soon as reasonably possible and will take reasonable steps to obtain Owner’s approval before incurring such expenses. Expenditures under this SECTION 7.7(b) shall be paid from the Reserve Account to the extent such expenditure is properly considered a Capital Replacement.

(c)                                  No Capital Replacements shall be made which would tie-in or connect a Hotel with any other improvements on property adjacent to such Hotel (and not part of its Site) including, without limitation, tie-ins of buildings or other structures or utilities (other than connections to public or private utilities) without the prior written approval of Owner, which approval may be granted or withheld in Owner’ sole and absolute discretion.

7.8                                 LIENS; CREDIT. Manager shall use commercially reasonable efforts to prevent any liens from being filed against any Hotel which arise from any Repairs in or to such Hotels. Manager shall use commercially reasonable efforts to cause the release of any such liens from the Hotels. If any such lien arises as a result of or in connection with a Manager Default, then Manager shall bear the cost of obtaining the lien release (exclusive of the cost of the Repair to which it pertains, unless Manager is otherwise responsible therefor) and the same shall not constitute an Operating Cost. In no event shall any party borrow money in the name of, or pledge the credit of, any other party. Manager shall not allow any lien to exist with respect to its interest in this Agreement. Manager shall not finance the cost of any Repair by the granting of a lien on, or security interest in, any Hotel or Manager’s interest therein or hereunder.

7.9                                 REAL ESTATE AND PERSONAL PROPERTY TAXES. Manager shall pay as Operating Costs on behalf of Owner, prior to delinquency, all taxes and assessments which may become a lien on, or are assessed against, any Hotel or any component thereof and which may be due and payable for the Term, unless payment thereof is being contested by Manager, as hereinafter provided, enforcement is stayed and the amount so contested is escrowed or guaranteed in a form satisfactory to Owner. Owner shall, promptly after receipt thereof by Owner, give Manager copies of all notices as to all such taxes and assessments.

7.10                           GST AND RST. The parties acknowledge that the Owner is the supplier of hotel services and that the Manager acts as the Owner’s agent in making supplies to the public of hotel services. The Owner authorizes Manager to prepare and file GST and RST returns on behalf of the Owner, in the Owner’s name, and using the Owner’s GST or RST registration number or vendor permit number as the case may be. Manager shall apply Working Capital to the payment of GST payable by Owner with respect to items which Manager pays on Owner’s behalf and shall cooperate with Owner to make the Working Capital available to Owner to pay GST payable by Owner with respect to items which Manager does not pay on Owner’s behalf, including without limitation rent paid under the Lease. Owner shall provide Manager with details of any GST or RST collected or paid by it directly which detail is not otherwise available to Manager. Manager acknowledges that pursuant to the Lease, all amounts in the Reserve Account and all goods or services purchased with such funds belong to Purchaser. Accordingly, GST paid from the funds in the Reserve Account shall not be reflected on Owner’s GST returns.

7.11                           CONTEST. Manager shall have the right in Manager’s or Owner’s name to contest or protest any tax or assessment or proposed assessment which may become a lien on, or be assessed against, any Hotel or any component thereof due and for the Term or any Legal Requirement payable by appropriate legal proceedings, conducted in good faith and with due diligence, provided that (a) such contest shall not cause Purchaser or Owner to be in default under any Authorized Mortgage, (b) no part of a Hotel nor any Gross Revenues therefrom shall be in any immediate danger of sale, forfeiture, attachment or loss, and (c) Owner and Purchaser are not exposed to any risk for criminal or civil liability. The reasonable cost and expenses of such contest or protest shall be Operating Costs.

7.12                           PRIVACY. Manager shall conduct the business of the Hotels in compliance in all material respects with all applicable Legal Requirements governing privacy and the protection of personal information (including, inter alia, the personal information of patrons and employees of the Hotels), including the Personal Information Protection and Electronic Documents Act (Canada). The Manager shall implement a written privacy policy which governs the collection, use and disclosure of personal information and shall comply in all material respects with such policy.

ARTICLE 8

FISCAL MATTERS

8.1                                 ACCOUNTING MATTERS.

(a)                                  Manager shall maintain books and records reflecting the results of Hotel operations on an accrual basis in accordance with the Uniform System of Accounts and the Accounting Principles. Owner and Manager and their respective independent accounting firms and representatives will have the right to examine such books and records of the Hotel at any reasonable time and to make and retain copies thereof. Manager shall retain, for at least three (3) years after the expiration of each Fiscal Year, reasonably adequate records showing Gross Revenues and applications thereof for the Hotels for such Fiscal Year (which obligation shall survive the expiration or earlier termination of the Term).

(b)                                 On or before the twenty-fifth (25th) day after the end of each Fiscal Month, Manager shall furnish (or shall cause its Affiliates to furnish) Owner with a detailed operating statement setting forth the results of operations at the Hotels with respect to such month and year-to-date showing for each Hotel and for all of the FF&E Pooled Hotels, Gross Revenues, Rooms Revenues, revenue per available room, occupancy percentage and average daily rate, Operating Costs, Operating Profit, the applications and distributions thereof and any Owner’s Percentage Priority together with an Officer’s Certificate. Such statements may be provided electronically to Owner.

(c)                                  Not less than ten (10) days prior to the date on which Owner or any of its Affiliates are required to file audited financial statements with the United States Securities and Exchange Commission (but in all events on or before February 15 of each year), Manager shall deliver to Owner and Purchaser an Officer’s Certificate (the “8.1(c) STATEMENT”) setting forth for the prior year the totals for each Hotel and for all of the FF&E Pooled Hotels of Gross Revenues and Operating Costs, the calculation of Owner’s Percentage Priority and the Residual Distribution, Additional Rent under the PR Lease (if applicable) and deposits to, and expenditures from, the Reserve Account together with an Agreed Upon Procedure Letter with respect thereto. The cost of obtaining such letter shall be an Operating Cost.

(d)                                 If any amounts due to Owner as shown in an Officer’s Certificate or audit provided pursuant to SECTIONS 8.1(f) or 17.4 exceed the amounts previously paid with respect thereto to Owner, Manager shall pay such excess to Owner at such time as the Officer’s Certificate or audit is delivered, together with interest at the Interest Rate from the date due. (Any such interest which accrues after the day that is ten (10) Business Days after the date on which the 8.1(c) Statement is delivered or is due and any such interest which results from Manager’s willful understatement of amounts due to Owner shall not be Operating Costs, but shall be paid by Manager.) If Owner’s Percentage Priority due as shown in an Officer’s Certificate or audit is less than the amount previously paid with respect thereto to Owner, Owner shall be entitled to retain the same but shall credit such overpayment against the next installment of Owner’s Percentage Priority. If any Management Fee due to Manager as shown on an Officer’s Certificate or audit is less than the amount previously paid to Manager on account thereof, Manager shall, within ten (10) Business Days after the date on which such Officer’s Certificate or audit is delivered, deposit the overpayment in the Bank Accounts. If the Residual Distribution due as shown on the Officer’s Certificate or audit is less than the amount previously paid to Owner with respect thereto, Owner shall promptly deposit (or deliver to Manager who will in turn deposit) the overpayment in the Bank Accounts. In no event shall (i) any amount previously deposited in the Reserve Account be withdrawn therefrom pursuant to this ARTICLE 8 or (ii) distributions of Owner’s First Priority be subject to adjustment.

(e)                                  In addition, Manager shall provide Owner with information relating to the Hotels, Manager and its Affiliates that (i) may be required in order for Owner, Purchaser or their Affiliates to prepare financial statements in accordance with Accounting Principles or to comply with any Legal Requirement including, without limitation, any applicable tax and securities laws and regulations and the United States Securities and Exchange Commission’s interpretation thereof, (ii) may be required for Owner, Purchaser or any of their Affiliates to prepare federal (United States and Canada), state, provincial or local tax returns, including, without limitation, GST or (iii) is of the type that Manager customarily prepares for other hotel owners or itself.

(f)                                    At Owner’s election and at Owner’s cost except as otherwise provided herein, a certified audit of the Hotels’ operations may be performed annually, and after the Expiration Date, by a nationally recognized, independent certified public accounting firm appointed by Owner. In the event that Owner elects to have such an audit performed, Owner must give notice of its election within twelve (12) months after its receipt of the applicable 8.1(c) Statement. Any dispute concerning the correctness of an audit shall be settled by Arbitration. Manager shall pay the cost of any audit revealing an understatement of Owner’s Percentage Priority and the Residual Distribution by more than three percent (3%) in the aggregate, and such cost shall not be an Operating Cost. In the event that either no notice of audit is given within said twelve (12) months, or no audit is in fact commenced within eighteen (18) months after receipt of the 8.1(c) Statement, such operating statement will constitute the final statement for that Fiscal Year, deemed to have been approved by Owner.

(g)                                 The terms of SECTIONS 8.1(a), 8.1(d) and 8.1(f) and any provisions regarding dispute resolution set forth in this SECTION 8.1 shall survive the expiration or earlier termination of the Term.

8.2                                 YEARLY BUDGETS.

(a)                                  Not less than sixty (60) days prior to the first day of each Fiscal Year after the 2005 Fiscal Year, Manager shall submit to Owner for Owner’s approval a proposed Yearly Budget for each Hotel including a proposed Capital Replacements Budget for each Hotel for the ensuing full or partial Fiscal Year, as the case may be. If Owner fails to disapprove of a proposed Yearly Budget within thirty (30) days after the submission thereof to Owner for its approval, the same shall be deemed approved. Together with each such Capital Replacements Budget, Manager shall provide to Owner a proposed three-year capital forecast for such Hotel for Owner’s review and approval. Manager will, from time to time not less often than quarterly, issue periodic forecasts of operating performance to Owner reflecting any significant unanticipated changes, variables or events or describing significant additional unanticipated items of income or expense. Manager will provide Owner with the material data and information utilized in preparing the Yearly Budgets and the Capital Replacements Budgets or any revisions thereof. Manager will not be deemed to have made any guaranty, warranty or representation whatsoever in connection with the Yearly Budgets and the Capital Replacements Budgets, except that the proposed Yearly Budgets, including the Capital Replacements Budgets, reflect Manager’s best professional estimates of the matters they describe. Manager shall use its reasonable efforts, subject to the Operating Standards, to operate and manage the Hotels in accordance with their Yearly Budgets. The Yearly Budgets for the Hotels for the 2005 Fiscal Year shall be those most recently delivered by Manager to Owner on or before the Effective Date.

(b)                                 In the event Owner disapproves or raises any objections to the proposed Yearly Budget, or any portion thereof, or any revisions thereto, Owner and Manager shall cooperate with each other in good faith to resolve the disputed or objectionable items. If Owner disapproves of a proposed Yearly Budget, Owner will disapprove on a specific line-by-line basis to the extent reasonably practical. Any dispute with respect to a proposed Yearly Budget which is not resolved by the parties within thirty (30) days after the submission thereof to Owner shall be resolved by Arbitration.

(c)                                  In the event Owner and Manager are not able to resolve the disputed or objectionable matters raised by Owner in regard to a Yearly Budget prior to the commencement of the applicable Fiscal Year, either voluntarily or by means of Arbitration, Manager is authorized to operate the Hotel in accordance with the proposed Yearly Budget; PROVIDED, HOWEVER, that as for disputed budget items, Manager may not expend more than the previous year’s budgeted amount for such item (if any), increased by a percentage equal to the increase in (i) the Consumer Price Index during the last year, with respect to the non-Canadian Hotels and (ii) the Canadian Consumer Price Index during the last year, with respect to the Canadian Hotels, unless such expenditure is of the type contemplated under SECTION 7.7(b) or is for an expense (such as real estate taxes, insurance premiums or utilities) which are beyond the Manager’s reasonable control; PROVIDED FURTHER, HOWEVER, Manager shall not expend on account of Capital Replacements in any period for any Hotel an amount in excess of five percent (5%) of such Hotel’s Gross Revenues for such period other than pursuant to an approved Capital Replacements Budget or with the prior written consent of Owner or in connection with the up to $25,000,000 required to be expended by Manager’s Affiliates pursuant to Section 5.2.1 of the Purchase Agreement. For purposes of this section, “increase in the Consumer Price Index during the last year” shall mean the percentage increase in the Consumer Price Index for the twelve (12) month period ending immediately prior to the date of submission of the disputed proposed Yearly Budget, and “increase in the Canadian Consumer Price Index during the last year” shall mean the percentage increase in the Canadian Consumer Price Index for the twelve (12) month period ending immediately prior to the date of submission of the disputed proposed Yearly Budget.

8.3                                 BANK ACCOUNTS.

(a)                                  The revenues of the Hotels shall be deposited into the one or more Bank Accounts. The Bank Accounts will be separate and distinct from any other accounts, reserves or deposits required by this Agreement, and Manager’s designees who are included in the coverage of any required fidelity or similar insurance will be the only parties authorized to draw upon any Bank Account; PROVIDED, HOWEVER, such designees shall only be authorized to draw upon a Bank Account for purposes authorized by the terms of this Agreement.

(b)                                 So long as this Agreement is in full force and effect and there is no uncured Manager Default, Manager shall have exclusive control of the Bank Accounts. Nothing contained herein is to be construed as preventing Manager from maintaining separate payroll accounts or petty cash funds and making payments therefrom as the same may be customary in the hotel business or the applicable Brand Standards.

8.4                                 CONSOLIDATED FINANCIALS. Each Ultimate Parent of Manager and each Guarantor shall furnish to Owner within ten (10) days after the filing by such Ultimate Parent or any Guarantor of any material filing with respect to the securities of such Ultimate Parent or such Guarantor or any financial statement with any governmental agency, quasi-governmental agency or stock exchange, a copy of the same; PROVIDED, HOWEVER, if a Guarantor or Ultimate Parent of Manager is not required to file interim and annual financial statements with the Securities and Exchange Commission or its equivalent in the United Kingdom such Guarantor or Ultimate Parent shall furnish the following statements to Owner:

(a)                                  Within forty-five (45) days after each interim period for which such Ultimate Parent or Guarantor prepares Consolidated Financials, the Consolidated Financials of such Ultimate Parent or Guarantor for such period accompanied by an Officer’s Certificate; and

(b)                                 within ninety (90) days after each fiscal year of such Ultimate Parent or Guarantor, the Consolidated Financials of such Ultimate Parent or such Guarantor for such fiscal year audited by a firm of independent certified public accountants reasonably satisfactory to Owner accompanied by an Officer’s Certificate.

ARTICLE 9

FEES TO MANAGER

9.1                                 MANAGEMENT FEES.

(a)                                  As consideration for the management and operation of the Hotels by Manager, Manager shall earn the following fees, which fees shall be payable as provided in SECTION 10.1.

(i)                                     The Base Management Fee shall be paid in monthly installments in arrears based on the Gross Revenues of the Hotels for the prior Fiscal Month. The Base Management Fee for any period less than a full twelve (12) month Fiscal Year shall be paid on the basis of Gross Revenues for that period.

(ii)                                  The Incentive Management Fee shall be paid in monthly installments in arrears. The Incentive Management Fee for any period less than a full twelve (12) month Fiscal Year shall be paid on the basis of Gross Revenues for that period.

(b)                                 So long as the PR Property shall be a Pooled FF&E Hotel, Owner shall be entitled to offset against the Management Fees any amounts then due and owing to Owner or any of its Affiliates under the PR Lease or the PR Indemnity, and Manager shall not pay itself any amount which Owner is so entitled to offset.

(c)                                  The parties acknowledge that services performed by the Manager hereunder in connection with a Canadian Hotel constitute one or more “taxable supplies” for GST purposes. As a result, GST is applicable and must be charged and collected from Owner by Manager in addition to and calculated on the Base Management Fee, the Incentive Management Fee, and that part of the Operating Costs incurred by the Manager and reimbursed in connection with this Agreement.

9.2                                 SYSTEM FEES. Manager shall pay, as Operating Costs on behalf of Owner, usual and customary system fees and assessments on an area-wide basis for the systems of hotels comprising the applicable Brand which currently include:

(a)                                  with respect to the Staybridge Brand, (i) a reservation and marketing fee of three percent (3.0%) of Rooms Revenue, (ii) a Priority Club Fee of four and three-quarters percent (4.75%) of all qualifying folio revenue at a Hotel to Priority Club (i.e., the loyalty program of the Brands) members, (iii) a Technology Fee equal to $10.80 per guest room per month, (iv) an e-mail service fee equal to $15.00 per e-mail user per month and (v) an accounting fee of $15.00 per month per guest room;

(b)                                 with respect to the InterContinental Brand, (i) a reservation and marketing fee of three percent (3.0%) of Rooms Revenue, (ii) a Priority Club Fee of four and three-quarters percent (4.75%) of all qualifying folio revenue at a Hotel to Priority Club members, (iii) a Technology Fee equal to $10.80 per guest room per month, (iv) an e-mail service fee equal to $15.00 per e-mail user per month and (v) an accounting fee of $15.00 per guest room per month;

(c)                                  with respect to the Crowne Plaza Brand, (i) a reservation and marketing fee of three percent (3.0%) of Rooms Revenue, (ii) a Priority Club Fee of four and three-quarters percent (4.75%) of all qualifying folio revenue at a Hotel to Priority Club members, (iii) a Technology Fee equal to $10.80 per guest room per month, (iv) an e-mail service fee equal to $15.00 per e-mail user per month and (v) an accounting fee of $15.00 per guest room per month; and

(d)                                 with respect to the Holiday Inn Brand, (i) a reservation and marketing fee of three percent (3.0%) of Rooms Revenue, (ii) a Priority Club Fee of four and three-quarters percent (4.75%) of all qualifying folio revenue at a Hotel to Priority Club members, (iii) a Technology Fee equal to $10.80 per guest room per month, (iv) an e-mail service fee equal to $15.00 per e-mail user per month and (v) an accounting fee of $15.00 per guest room per month.

Each of the foregoing System Fees and other fees shall be adjusted from time to time to reflect the Hotels’ equitable portion of the Manager’s and/or its Affiliates’ actual out-of-pocket costs for providing the services to which such fees pertain and only in accordance with changes generally applicable to the Brand in question. Not less frequently than annually, Manager shall provide to Owner financial statements with respect to all fees comparable to the System Fees collected by Manager and/or its Affiliates and the applications thereof; PROVIDED, HOWEVER, Manager shall not be obligated to provide such statements with respect to the accounting fee, the Technology Fee or the e-mail service fees until such time as it has in place the means of producing such statements. Manager covenants, warrants and represents that (i) each hotel in the applicable Brand (other than the Intercontinental Brand) pays, and shall at all times pay, the same System Fees for such services and all such System Fees collected by Manager and/or its Affiliates are, and will be, applied to the cost of providing such services to all hotels in such Brand, (ii) the e-mail service fees and the accounting fees being charged under this Agreement are no higher than the amounts being charged for such services in at least fifty (50%) of the other hotels in the U.S. and Canada which are being managed by Manager or its Affiliates under management agreements dated after January 1, 2000 (exclusive of any other management agreements with Owner or its Affiliates) and the percentages of any increases in such fees charged under this Agreement shall not be higher than the comparable percentages of increases charged to such other hotels under such other management agreements and (iii) the System Fees being charged under this Agreement for the Intercontinental Brand are no higher than the amounts being charged in at least fifty (50%) of the other Intercontinental Brand hotels in the U.S. and Canada which are being managed by Manager or its Affiliates under management agreements dated on or after January 1, 2000 (exclusive of any other management agreements with Owner or its Affiliates) and the percentages of any increases in such fees charged under this Agreement shall not be higher than the comparable percentages of increases charged to such other hotels under such other management agreements. Other than with respect to the System Fees for the InterContinental Hotels, Manager or its Affiliates shall not make any profits from the System Fees except to the extent that such profit for any year shall be applied to the cost of providing such services in the subsequent year or future years; PROVIDED, HOWEVER, Manager and its Affiliates shall not retain any such profits for an unreasonable period of time. Any disputes under this SECTION 9.2 shall be resolved by Arbitration.

All System Fees and e-mail service fees and accounting fees described above shall accrue monthly, when billed, but in no event shall any such fees accrue prior to the end of the month for which they are incurred.

ARTICLE 10

DISBURSEMENTS

10.1                           DISBURSEMENT OF FUNDS. As and when received by Manager or the Hotels, all Gross Revenues from all of the Hotels shall be deposited into the Bank Accounts and, subject to the terms of SECTIONS 8.1 AND 10.6, applied in the following order of priority to the extent available:

(a)                                  First, to pay all Operating Costs;

(b)                                 Second, to fund the Reserve Account as required by SECTION 5.2 for the previous Fiscal Month;

(c)                                  Third, to Owner, all accrued but unpaid Owner’s First Priority for the Fiscal Year to which such Gross Revenues pertain (net of amounts theretofore paid from Gross Revenues by Manager on behalf of Owner on account of debt service due under an Authorized Mortgage as provided in SECTION 4.3(c));

(d)                                 Fourth, (i) to reimburse Manager for any amounts advanced by Manager pursuant to SECTION 5.2(d) together with interest on the outstanding amounts thereof at the Interest Rate (determined as of the date of the applicable advance) and (ii) to pay for Capital Replacements which Owner failed to timely fund in violation of SECTION 5.2(d);

(e)                                  Fifth, to fund the Reserve Account to the extent that the aggregate amounts previously funded for prior periods is less than the amount required to be funded for such periods pursuant to the terms of SECTION 5.2;

(f)                                    Sixth, to Manager, interest at the Interest Rate (determined as of the date of the applicable advance) on any outstanding amounts advanced by Manager pursuant to SECTION 15.2(c);

(g)                                 Seventh, to Manager, any accrued but unpaid Base Management Fee for the Fiscal Year to which such Gross Revenues pertain but not for any other period;

(h)                                 Eighth, to Owner, all accrued but unpaid Owner’s Second Priority for the Fiscal Year to which such Gross Revenues pertain but not for any other period (and, without duplication for amounts netted under SECTION 10.1(c), net of amounts theretofore paid from Gross Revenues by Manager on behalf of Owner on account of debt service due under an Authorized Mortgage as provided in SECTION 4.3(c));

(i)                                     Ninth, (commencing in 2007) to Owner, all accrued but unpaid Owner’s Percentage Priority for all of the Hotels;

(j)                                     Tenth, to reimburse Owner for any advances made by Owner to Working Capital;

(k)                                  Eleventh, to reimburse Manager for any advances made by Manager to Working Capital in excess of the Initial Working Capital;

(l)                                     Twelfth, prior to the Severance Date, provided the Guarantor is not in default of any of its obligations under the Guaranty, to reimburse the Guarantor for any unreimbursed payments made by it on account of the Guaranteed Obligations under the Guaranty; PROVIDED, HOWEVER, if the Guarantor shall have Provided Collateral (as defined in the Guaranty) under the Guaranty, then the amount to be reimbursed to the Guarantor under this SECTION 10.1(l) shall be disbursed to Owner, to be held by Owner as collateral for the Guarantor’s obligations under the Guaranty until the Outstanding Balance under the Guaranty is equal to zero dollars ($0); PROVIDED FURTHER, however, that any amounts which would otherwise be reimbursed to the Guarantor shall first be applied to any amount due under the PR Guaranty;

(m)                               Thirteenth, to reimburse Owner for any advances made by Owner or Purchaser to the Reserve Account pursuant to SECTION 5.2(c)(iii);

(n)                                 Fourteenth, to reimburse Manager for (i) outstanding advances made by Manager pursuant to SECTION 15.2(c) to the extent then due and payable and (ii) other contributions made by it to the Reserve Account other than pursuant to SECTION 5.2(d) or SECTION 5.2(f);

(o)                                 Fifteenth, to Owner, all accrued and unpaid Owner’s First Priority for prior periods;

(p)                                 Sixteenth, to pay Manager accrued but unpaid Base Management Fees for prior periods;

(q)                                 Seventeenth, to Owner, all accrued and unpaid Owner’s Second Priority for prior periods; and

(r)                                    Eighteenth, to Manager, the Incentive Management Fee.

10.2                           RESIDUAL DISTRIBUTION. Simultaneously with the making of each payment of the Incentive Management Fee, the then remaining Gross Revenues will be disbursed to Owner. Except as herein provided, Manager shall have no responsibility to incur Operating Costs or undertake any Capital Replacement except to the extent Manager is reasonably assured that funds to pay such Operating Costs and for such Capital Replacements will be timely available.

10.3                           OWNER’S FIRST PRIORITY. Owner’s First Priority shall be due and payable in advance in equal monthly installments on the first day of each Fiscal Month, pro-rated for any partial month, regardless of any inadequacy of Gross Revenues or Operating Profits. If any installment of Owner’s First Priority is not paid when due, the same shall accrue interest at the Interest Rate. (Such interest shall be payable on demand, shall not be an Operating Cost, and shall be paid by Manager.) Appropriate adjustments shall be made to reflect any change in Owner’s First Priority on account of advances made pursuant to SECTIONS 5.2(c) or 15.2 by Owner or Purchaser when such advances are made, provided any additional amounts of Owner’s First Priority due by reason of any such advance for the month in which such advance is made shall not be due and payable until the first Business Day of the month next after the date as of which such change occurs. As installments of Owner’s First Priority are to be paid in advance, Manager may advance amounts due on account of a monthly installment of Owner’s First Priority for a Fiscal Month and reimburse itself from Operating Profits for such Fiscal Month the amounts so advanced; PROVIDED, HOWEVER, if Operating Profits of all of the Hotels for such Fiscal Month in excess of the amount to be contributed to the Reserve Account pursuant to SECTION 5.2 are insufficient to make such reimbursements, the amount of such insufficiency shall be deemed an advance under the PR Guaranty to the extent any amount is owed thereunder and then an advance to Working Capital, and Manager shall be entitled to the reimbursement thereof only pursuant to SECTION 10.1(k); PROVIDED, HOWEVER, unless such advance is deemed an advance under the PR Guaranty, by notice given to Owner within thirty (30) days after the end of such Fiscal Month, Manager may elect to deem the amount of such insufficiency an advance under the Guaranty (and not an advance to Working Capital). If Manager shall so make such election, the amount of such insufficiency shall be reimbursed to the Guarantor as provided in SECTION 10.1(l). If Owner fails to receive any installment of Owner’s First Priority as and when due, Owner may terminate this Agreement on not less than thirty (30) days’ notice; PROVIDED, HOWEVER, such notice shall be void AB INITIO if such installment together with any interest accrued thereon is paid to Owner prior to the thirtieth (30th) day after such notice is given.

10.4                           OWNER’S PERCENTAGE PRIORITY. Owner’s Percentage Priority shall be calculated on a Hotel-by-Hotel basis, and shall accrue and be payable in monthly installments to the extent that Gross Revenues year-to-date at any Hotel exceed Gross Revenues for such Hotel for the corresponding period in its Base Year. The installment of Owner’s Percentage Priority for all of the Hotels for each Fiscal Month shall be due and payable on the twenty fifth (25th) day of the following month. Owner’s Percentage Priority with respect to any Hotel located in Canada shall be calculated in Canadian dollars but shall be paid to Owner in United States dollars in accordance with SECTION 24.24.

10.5                           OWNER’S SECOND PRIORITY. Owner’s Second Priority shall accrue in equal monthly installments on the first day of each Fiscal Month, pro-rated for any partial month, and shall be paid as provided in SECTION 10.1; PROVIDED, HOWEVER, all accrued and unpaid Owner’s Second Priority shall be due and payable upon the expiration or earlier termination of the Term. Appropriate adjustments shall be made to reflect any change in Owner’s Second Priority on account of advances made by Owner or Purchaser pursuant to SECTIONS 5.2(c)(ii) when such advances are made, provided any additional amounts of Owner’s Second Priority due by reason of any such advance for the month in which such advance is made shall not be due and payable until the first Business Day of the month next after the date as of which such change occurs.

10.6                           NO INTEREST. Except as expressly provided herein, no interest shall accrue or be payable to either party hereunder on account of any amount owed to such party hereunder.

10.7                           CALCULATION OF INTERIM DISBURSEMENTS. Other than as described in SECTIONS 5.2 or 10.3, the priority order for disbursement of Gross Revenues set forth in SECTION 10.1 shall be determined on an annual basis in accordance with SECTION 8.1; PROVIDED, HOWEVER, there shall be interim monthly disbursements to which the following shall apply:

(a)                                  Each month during a Fiscal Year, the disbursements of Gross Revenues will be made on a cumulative, year-to-date basis based on Manager’s monthly statements delivered pursuant to SECTION 8.1(b) as if that year-to-date period represented a full Fiscal Year.

(b)                                 If a statement delivered pursuant to SECTION 8.1(b) reflects any overpayment (other than with respect to Owner’s First Priority or amounts to be contributed to the Reserve Account), the party which received such overpayment shall deposit the same in the Bank Accounts (or remit the same to Manager for such deposit) and the same shall then be dispersed in the order specified in SECTION 10.1.

10.8                           AMOUNTS OUTSTANDING AT END OF TERM. Unless this Agreement is wrongfully terminated by Owner, then upon the expiration or earlier termination of this Agreement, Manager shall have no claim against Owner, Purchaser or the Hotels for amounts owed to it under this Agreement which have not been paid by reason of the inadequacy of Gross Revenues or Operating Profits.

10.9                           ALLOCATION OF OWNER’S FIXED PRIORITY. Owner’s Fixed Priority shall initially be allocated among the Hotels as set forth in EXHIBIT C. Upon any increase to Owner’s Fixed Priority by reason of any advance made pursuant to SECTION 5.2(c) or SECTION 15.2, such increase shall be allocated to each Hotel to the extent such advance was made for such Hotel. In the event of an adjustment to Owner’s First Priority or Owner’s Second Priority pursuant to SECTIONS 2.7 or 24.17, such adjustment shall be allocated among the remaining Hotels in proportion to their allocated share of Owner’s First Priority immediately prior to such adjustment.

10.10                     SURVIVAL. The terms of this ARTICLE 10 shall survive the expiration or earlier termination of the Term.

ARTICLE 11

CERTAIN OTHER SERVICES

11.1                           OPTIONAL SERVICES. Owner acknowledges that Manager and its Affiliates sometimes provide separate, optional services which may relate to the Hotels in addition to those which are encompassed by this Agreement. Owner agrees to consider in good faith any proposals presented to it by Manager or any of Manager’s Affiliates for such additional services relative to the Hotels; it being understood, however, that this SECTION 11.1 shall in no event be construed to require Owner to accept any such proposals.

11.2                           PURCHASING. In making purchasing decisions with respect to products and services used in the operation of the Hotels, Manager will exercise reasonable business judgment in accordance with the Operating Standards. Manager shall be entitled to contract with its Affiliates, others in whom Manager or its Affiliates have an ownership interest and others with whom Manager or its Affiliates have contractual relationships to provide goods and/or services to the Hotels, provided that the prices and/or terms for such goods and/or services are competitive and no worse than the prices and/or terms that such provider charges unrelated third parties. In determining whether such prices and/or terms are so competitive, they will be compared to the prices and/or terms which are available from comparably qualified providers for goods and/or services of similar quality grouped in reasonable categories, rather than being compared item by item. Subject to the foregoing proviso, the prices charged for such goods or services may include overhead and the allowance of a reasonable return to the provider. Subject to the foregoing proviso, Owner acknowledges and agrees that the providers of such goods and/or services may retain for their own benefit any credits, rebates or commissions received with respect to such purchases. Notwithstanding anything contained herein to the contrary, Manager will act in a manner that enables Owner and the Hotels to gain not less than the same benefits with respect to purchasing as are made available to other hotels of the same category as the Hotels which other hotels are owned or operated by Manager or its Affiliates. Disputes under this SECTION 11.2 shall be resolved by Arbitration.

ARTICLE 12

SIGNS AND SERVICE MARKS

12.1                           SIGNS. To the extent not in place on the Effective Date, Manager agrees to erect and install, in accordance with all applicable Legal Requirements, all necessary signs under the applicable Brand Standards.

12.2                           SYSTEM MARKS. It is understood and agreed by Owner that the names Staybridge Suites, InterContinental, Crowne Plaza and Holiday Inn and all System Marks are the exclusive property of Manager or its Affiliates. Owner agrees and acknowledges the exclusive right of ownership of Manager and its Affiliates to the System Marks and the Reservation Systems. Except for any rights expressly granted to Owner in this Agreement, Owner hereby disclaims any right or interest therein, regardless of the legal protection afforded thereto. Except for any rights expressly granted to Owner in this Agreement, in the event of termination or cancellation of this Agreement, whether as a result of a default by Manager or otherwise, Owner shall not hold itself out as, or operate the Hotels as, Staybridge Suites, InterContinental, Crowne Plaza and Holiday Inn, as applicable, hotels, and will immediately cease using such names and all other System Marks in connection with the name or operation of each Hotel as of the Expiration Date. Promptly after the Expiration Date (or such later date on which Manager shall cease to operate the Hotels) and the expiration of any right granted to Owner to use the System Marks, subject to the terms of SECTION 17.4, Owner shall remove all signs, furnishings, printed material, emblems, slogans or other distinguishing characteristics which are now or hereafter may be connected or identified with an applicable Brand or Reservation System. Owner shall not use any System Marks or any part, combination or variation thereof in the name of any partnership, corporation or other business entity, nor allow the use thereof by others.

12.3                           SYSTEM MARK LITIGATION.

(a)                                  Manager, IHG and each other Guarantor shall hold Owner and its Affiliates harmless from and indemnify and defend Owner and its Affiliates against any and all costs and expenses incurred by Owner or its Affiliates (including, without limitation, attorneys’ fees reasonably incurred), arising out of the use of System Marks at or in connection with the operation of the Hotels by Owner or its designees pursuant to the terms of this Agreement or by Manager or its Affiliates.

(b)                                 In the event a Hotel, Owner or Manager is the subject of any litigation or action brought by any party seeking to claim rights in or to restrain the use of any System Mark used by Manager in connection with the Hotel, then, provided Owner is a party to such litigation or action and further provided that Manager shall have provided to Owner either a guaranty in form and substance reasonably satisfactory to Owner with respect to Manager’s obligations under SECTION 12.3(a) or collateral to secure Manager’s obligations under SECTION 12.3(a) reasonably satisfactory to Owner, the conduct of any suit whether brought by Manager or instituted against Owner and/or Manager shall be under the absolute control of counsel nominated and retained by Manager notwithstanding that Manager may not be a party to such suit.

(c)                                  The Owner shall not bring suit against any user of any System Mark alleging or asserting any claim based on Owner’s right, title or interest as of the Effective Date in any System Mark.

(d)                                 The terms of this SECTION 12.3 shall survive the expiration or earlier termination of this Agreement.

12.4                           OTHER INTELLECTUAL PROPERTY PROVISIONS. Owner acknowledges that Manager or Manager’s Affiliates are or may become the owner or licensee of certain intellectual property including: (a) software for use at one or more facilities managed by Manager or Manager’s Affiliates and all source and object code versions thereof and all related documentation, flow charts, user manuals, listing and service/operator manuals and any enhancements, modifications or substitutions thereof; and (b) operating methods, procedures and policies and (c) upgrades and improvements to the foregoing (as the same may be upgraded or improved, collectively, “INTELLECTUAL PROPERTY”). Manager shall utilize the Intellectual Property to the extent necessary or appropriate in connection with the operation of the Hotels for the purpose of carrying out its obligations hereunder. Subject to the terms of SECTIONS 6.1 AND 24.1, such use shall be strictly on a non-exclusive basis and neither such use nor anything contained in this Agreement shall confer any proprietary or other rights in the Intellectual Property on Owner or any third parties.

ARTICLE 13

INSURANCE

13.1                           INSURANCE COVERAGE. Unless Owner elects to procure and maintain the insurance required hereunder, as an Operating Cost, which election may be made from time to time and withdrawn from time to time on not less than thirty (30) days’ notice, then, to the extent commercially available (regardless of whether it is available on reasonable terms), Manager shall procure and maintain as an Operating Cost, at all times during the Term or while it is in possession of any of the Hotels, reasonable and adequate amounts of casualty, liability and other usual and customary types of insurance for the Hotels and their operations. Without limiting the generality of the foregoing, Manager shall obtain and maintain, with insurance companies of recognized responsibility, a minimum of the following insurance to the extent commercially available (regardless of whether it is available on reasonable terms):

(a)                                  “Special Form” property insurance, including insurance against loss or damage by fire, vandalism and malicious mischief, terrorism (if available on commercially reasonable terms), earthquake, explosion of steam boilers, pressure vessels or other similar apparatus, now or hereafter installed in the Hotels, with equivalent coverage as that provided by the usual extended coverage endorsements, in an amount equal to one hundred percent (100%) of the then full replacement cost of the property requiring replacement (excluding foundations) from time to time, including an increased cost of construction endorsement;

(b)                                 Business interruption and blanket earnings plus extra expense under a rental value insurance policy or endorsement covering risk of loss during the lesser of the first twelve (12) months of reconstruction or the actual reconstruction period necessitated by the occurrence of any of the hazards described in subparagraph (a) above, in such amounts as may be customary for comparable properties managed or leased by Manager or its Affiliates in the surrounding area and in an amount sufficient to prevent Owner or Purchaser from becoming a co-insurer;

(c)                                  Commercial general liability insurance, including bodily injury and property damage (on an occurrence basis and on a 1993 ISO CGL form or on a form customarily maintained by similarly situated hotels, including, without limitation, broad form contractual liability, independent contractor’s hazard and completed operations coverage, aggregate limit as applicable) in an amount not less than Two Million Dollars ($2,000,000) per occurrence and umbrella coverage of all such claims in an amount not less than Fifty Million Dollars ($50,000,000) per occurrence;

(d)                                 Flood (if a Hotel is located in whole or in part within an area identified as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, as amended, or the Flood Disaster Protection Act of 1973, as amended, or any successor acts thereto) and insurance against such other hazards and in such amounts as may be available under the National Flood Insurance Program and customary for comparable properties in the area;

(e)                                  Worker’s compensation insurance coverage for all persons employed by Manager at the Hotels with statutory limits and otherwise with limits of and provisions in accordance with Legal Requirements and employer’s liability insurance as is customarily carried by similar employers which coverage shall be written by an insurance company of recognized responsibility, as a qualified self-insurer subject to applicable state requirements and approvals, or specific to the State of Texas, as a nonsubscriber;

(f)                                    Employment practices liability insurance with limits of Twenty Five Million Dollars ($25,000,000); and

(g)                                 Such additional insurance as may be required, from time to time by (i) any Legal Requirement, (ii) any holder of an Authorized Mortgage or (iii) which is otherwise reasonably required upon advance notice given to Manager in accordance with the terms hereof.

13.2                           INSURANCE POLICIES.

(a)                                  All insurance provided for under this ARTICLE 13 must be effected by policies issued by insurance companies of good reputation and of sound financial responsibility and will be subject to Owner’s reasonable approval.

(b)                                 All insurance policies (other than workers’ compensation policies) shall be issued in the name of Purchaser with Manager and Owner and any holder of an Authorized Mortgage being named as additional insureds; PROVIDED, HOWEVER, subject to Owner’s obligations under ARTICLE 15, Manager shall not be named as an additional insured on, and shall not have any interest in the proceeds of, any property insurance. Purchaser or the holder of an Authorized Mortgage shall be named loss payee(s) on any property insurance.

(c)                                  The insurance herein required may be brought within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Owner or Manager, provided that such blanket policies fulfill the requirements contained herein.

(d)                                 In the event Owner or Manager believes that the then full replacement cost of a Hotel has increased or decreased at any time during the Term, such party, at its own cost, shall have the right to have such full replacement cost redetermined by an independent accredited appraiser approved by the other, which approval shall not be unreasonably withheld or delayed. The party desiring to have the full replacement cost so redetermined shall forthwith, on receipt of such determination by such appraiser, give written notice thereof to the other parties. The determination of such appraiser shall be final and binding on the parties hereto until any subsequent determination under this SECTION 13.2(d), and the party obligated to maintain insurance hereunder shall forthwith conform the amount of the insurance carried to the amount so determined by the appraiser. Such replacement value determination will not be necessary so long as a Hotel is insured through a blanket replacement value policy.

(e)                                  All insurance policies and endorsements required pursuant to this ARTICLE 13 shall be fully paid for, nonassessable and, except for umbrella, worker’s compensation, flood and earthquake coverage, shall be issued by insurance carriers authorized to do business in the state/province where each Hotel is located, having a general policy holder’s rating of no less than B++ in Best’s latest rating guide.

(f)                                    All such policies shall provide Owner, Manager and any holder of an Authorized Mortgage if required by the same, thirty (30) days’ prior written notice of any material change or cancellation of such policy and the property insurance policies shall provide for a waiver of subrogation, to the extent available.

13.3                           INSURANCE CERTIFICATES. Manager shall deliver to Owner, Purchaser and any holder of an Authorized Mortgage, certificates of insurance with respect to all policies so procured by it and, in the case of insurance policies about to expire, shall deliver certificates with respect to the renewal thereof. In the event Manager shall fail to effect such insurance as herein required, to pay the premiums therefor, or to deliver, within fifteen (15) days of a request therefor, such certificates, Owner shall have the right, but not the obligation, to acquire such insurance and pay the premiums therefor, which amounts shall be payable to Owner, upon demand, as an Operating Cost, together with interest accrued thereon at the Interest Rate (which interest shall not be an Operating Cost, but shall be paid by Manager) from the date such payment is made until (but excluding) the date repaid.

13.4                           INSURANCE PROCEEDS. All proceeds payable by reason of any loss or damage to a Hotel, or any portion thereof (other than the proceeds of any business interruption insurance), shall be paid directly to Purchaser as its interest may appear and all loss adjustments with respect to losses payable to Manager shall require the prior written consent of Purchaser.

13.5                           MANAGER’S INSURANCE PROGRAM.

(a)                                  Manager will obtain quotations for insurance on an annual basis and provide, when available, such quotations to Owner for its approval or rejection. If Owner rejects such quotations, it may obtain such insurance and thereafter Owner shall maintain, as an Operating Cost, the insurance, the quotation for which Owner rejected.

(b)                                 Owner acknowledges that in the event the insurance required hereunder is provided through Manager’s insurance program, to the extent available, the costs and charges therefor will be paid as an Operating Cost without regard to whether such payment is to an Affiliate of Manager and whether that Affiliate receives a profit as a result thereof.

ARTICLE 14

INDEMNIFICATION AND WAIVER OF SUBROGATION

14.1                           INDEMNIFICATION. Each of the parties hereto shall indemnify, defend and hold harmless the other for, from and against any cost, loss, damage or expense (including, but not limited to, reasonable attorneys’ fees and all court costs and other expenses of litigation, whether or not taxable under local law) to the extent caused by or arising from: the failure of the indemnifying party to duly and punctually perform any of its obligations owed to the other; or any gross negligence or willful misconduct of the indemnifying party.

14.2                           WAIVER OF SUBROGATION. To the fullest extent permitted by law, each of Owner and Manager hereby waives any and all rights of subrogation and right of recovery or cause of action, and agrees to release the other and Purchaser from liability for loss or damage to property to the extent such loss or damage is covered by valid and collectible insurance in effect at the time of such loss or damage or which would have been covered if the insurance required by this Agreement were being carried (unless the same is not carried due to the fault of Owner); PROVIDED, HOWEVER, that such waiver shall be of no force or effect if the party benefiting therefrom fails to obtain and maintain the insurance required to be obtained and maintained by it. Such waivers are in addition to, and not in limitation or derogation of, any other waiver or release contained in this Agreement. Written notice of the terms of the above waivers shall be given to the insurance carriers of Owner and Manager, and the insurance policies shall be properly endorsed, if necessary, to prevent the invalidation of said policies by reason of such waivers.

14.3                           SURVIVAL. The terms of this ARTICLE 14 shall survive the expiration or earlier termination of this Agreement.

ARTICLE 15

DAMAGE TO AND DESTRUCTION OF THE HOTEL

15.1                           TERMINATION.

(a)                                  If during the Term any Hotel shall be totally or partially destroyed and the Hotel is thereby rendered Unsuitable for Its Permitted Use, (i) Manager may terminate this Agreement with respect to such Hotel on sixty (60) days’ written notice to Owner, or (ii) Owner may terminate this Agreement with respect to such Hotel on not less than sixty (60) days’ written notice to Manager, whereupon, this Agreement, with respect to such Hotel, shall terminate and Owner or Purchaser shall be entitled to retain the insurance proceeds payable on account of such damage.

(b)                                 Notwithstanding any provisions of SECTION 15.2 below to the contrary, if damage to or destruction of any Hotel occurs during the last twenty four (24) months of the then Term (after giving effect to any exercised options to extend the same) and if such damage or destruction cannot reasonably be expected to be fully repaired and restored prior to the date that is twelve (12) months prior to the end of such Term, then either Owner or Manager may terminate this Agreement with respect to such Hotel on not less than thirty (30) days’ advance notice.

(c)                                  Upon any termination under this ARTICLE 15 or Article 16, Owner’s First Priority and Owner’s Second Priority shall be reduced as follows:

(i)                                     Such reduction to Owner’s First Priority shall be in an amount such that after giving effect to such reduction the ratio of Owner’s First Priority to the NOI of the Hotels (other than the Hotel with respect to which this Agreement has been so terminated) for the most recently ended full twelve (12) calendar months prior to the date of the casualty or Condemnation shall equal the ratio of Owner’s First Priority before such reduction to the NOI of all the Hotels (including, the Hotel with respect to which this Agreement has been terminated) for such 12-month period; and

(ii)                                  Such reduction to Owner’s Second Priority shall be in an amount such that after giving effect to such reduction the ratio of Owner’s Second Priority to the NOI of the Hotels (other than the Hotel with respect to which this Agreement has been so terminated) for the most recently ended full twelve (12) calendar months prior to the date of the casualty or Condemnation shall equal the ratio of Owner’s Second Priority before such reduction to the NOI of all the Hotels (including, the Hotel with respect to which this Agreement has been terminated) for such 12-month period.

(d)                                 Manager hereby waives any statutory rights of termination which may arise by reason of any damage to or destruction of any Hotel.

15.2                           RESTORATION.

(a)                                  If during the Term any Hotel is damaged or destroyed by fire, casualty or other cause but is not rendered Unsuitable for Its Permitted Use or if neither Owner nor Manager terminates this Agreement pursuant to SECTION 15.1, Owner shall make the net proceeds of insurance received in connection with such casualty (excluding the proceeds of business interruption or similar insurance which are a portion of Gross Revenues) and any other amount Owner elects to contribute toward restoration available to Manager for restoration of such Hotel subject to customary terms applicable to advances and construction loans (to the extent applicable) and the terms of the Lease and any Authorized Mortgage, and Owner shall make, or shall cause there to be made, all Repairs necessary to restore such Hotel to substantially the same condition as existed prior to such casualty. If Owner elects to retain Manager’s services in connection with such Repairs, the terms of SECTION 11.1 shall apply.

(b)                                 Any casualty which does not result in a termination of this Agreement with respect to the applicable Hotel shall not excuse the payment of sums due to Owner hereunder with respect to such Hotel.

(c)                                  If the net proceeds of the insurance received in connection with a casualty or an Award received in connection with a Condemnation are insufficient to complete the required Repairs, Owner shall have the right (but not the obligation) to contribute (or cause Purchaser to contribute) the amount of such insufficiency. If Owner elects not to contribute such insufficiency by notice given to Manager within ten (10) Business Days after a notice given by Manager to Owner reasonably detailing the existence of such insufficiency, Manager shall have the right to contribute such insufficiency. If Manager fails to contribute such insufficiency to an account of Owner to be used in completing such Repairs within ten (10) Business Days after Owner’s election, the Hotel subject to such casualty or Condemnation shall be deemed Unsuitable for Its Permitted Use and the terms of SECTION 15.1 or 16.1, as applicable, shall apply. Subject to the terms of SECTION 10.1, Manager shall be entitled to the return of amounts funded by it under this SECTION 15.2(c) in equal monthly installments based upon the number of months remaining in the Term after the month in which such advance is made (after giving effect to any then exercised or deemed exercised options to extend).

ARTICLE 16

CONDEMNATION

16.1                           TOTAL CONDEMNATION. If either (x) the whole of a Hotel shall be taken by Condemnation, or (y) a Condemnation of less than the whole of a Hotel renders such Hotel Unsuitable for Its Permitted Use, this Agreement shall terminate with respect to such Hotel and Owner and Purchaser shall seek the Award for their interests in such Hotel as provided in the Lease, which Award shall belong solely to them. In addition, Manager shall have the right to initiate or participate in such proceedings as it deems advisable to recover any damages to which Manager may be entitled; PROVIDED, HOWEVER, that Manager shall be entitled to retain the award or compensation it may obtain through such proceedings which are conducted separately from those of Owner and Purchaser only if such award or compensation does not reduce the award or compensation otherwise available to Owner and Purchaser. If this Agreement is so terminated with respect to a Hotel, Owner and Purchaser shall make reasonable efforts to use the Award to acquire a Replacement Property proposed by Manager to which this Agreement shall be extended; PROVIDED, HOWEVER:

(a)                                  Purchaser and Owner shall not be obligated to expend in the aggregate more than the Award in connection with (i) investigating and negotiating to purchase all properties proposed by Manager to be the Replacement Property (including, without limitation, attorneys’ and consultants’ fees and title search and survey costs) and (ii) acquiring a Replacement Property (including, without limitation, the purchase price therefor, title insurance premiums, broker’s commissions and transfer taxes);

(b)                                 Purchaser and Owner shall have no obligation to acquire any proposed Replacement Property unless the projected NOI thereof and each of every other aspect of the proposed Replacement Property which Purchaser reasonably considers relevant is comparable in Purchaser’s sole judgment in all respects to the Hotel which is being replaced;

(c)                                  Purchaser and Owner shall not be obligated to investigate more than three (3) proposed properties;

(d)                                 Owner’s Fixed Priority will be increased by an amount equal to the reduction therein resulting from the termination of this Agreement with respect to the Hotel which is being replaced; and

(e)                                  Purchaser shall not be obligated to acquire any proposed Replacement Property, if Manager and Owner do not reasonably agree upon an appropriate amendment hereto pursuant to which this Agreement will be extended to such property.

If Purchaser decides to acquire a proposed Replacement Property, then simultaneously with such acquisition the Lease and this Agreement shall be appropriately amended so as to cover such Replacement Property.

16.2                           PARTIAL CONDEMNATION. In the event of a Condemnation of less than the whole of a Hotel such that such Hotel is not rendered Unsuitable for Its Permitted Use, Owner shall, to the extent of the Award and any additional amounts disbursed by Owner or Purchaser, commence promptly and continue diligently to restore the untaken portion of such Hotel so that such Hotel shall constitute a complete architectural unit of the same general character and condition (as nearly as may be possible under the circumstances) as existed immediately prior to such Condemnation, in full compliance with all Legal Requirements, using the Award made available therefor and any other funds Owner elects to contribute subject to customary terms applicable to advances of construction loans (to the extent applicable). If Owner elects to retain Manager’s services in connection therewith, the terms of SECTION 11.1 shall apply.

16.3                           TEMPORARY CONDEMNATION. In the event of any temporary Condemnation of a Hotel or Owner’s interest therein, this Agreement shall continue in full force and effect. The entire amount of any Award made for such temporary Condemnation allocable to the Term, whether paid by way of damages, rent or otherwise, shall constitute Gross Revenues. For purposes of this Agreement, a Condemnation shall be deemed to be temporary if the period of such Condemnation is not expected to, and does not, exceed twelve (12) months.

16.4                           ANAHEIM TAKING. Notwithstanding anything contained herein to the contrary, the terms of SECTIONS 15.2(c) and 16.3 shall not apply to any Anaheim Condemnation. Rather, if an Anaheim Condemnation occurs and this Agreement is not terminated with respect to the affected Hotel(s), subject to the requirements of SECTION 7.7, Manager, in conformity with Legal Requirements, the Operating Standards and Insurance Requirements, promptly shall commence and continue diligently to restore the untaken portion of such Hotel(s) so that any such Hotel shall constitute a complete architectural unit of the same general character and condition (as nearly as may be possible under the circumstances) as existed immediately prior to such

Condemnation (including adequate parking facilities) in all material respects pursuant to a plan for such eventuality approved in advance and in writing by Owner, which approval shall not be unreasonably withheld. Owner shall make the Award for such Anaheim Condemnation available to Manager to pay the cost of such restoration subject to customary terms applicable to advances of construction loans (to the extent applicable). In the event that the Award is insufficient to cover the full cost of the restoration, Manager shall be entitled to apply funds from the Reserve Account to pay such costs.

16.5                           EFFECT OF CONDEMNATION. Any condemnation which does not result in a termination of this Agreement in accordance with its terms with respect to the applicable Hotel shall not excuse the payment of sums due to Owner hereunder with respect to such Hotel and this Agreement shall remain in full force and effect as to such Hotel.

ARTICLE 17

DEFAULT AND TERMINATION

17.1                           MANAGER EVENTS OF DEFAULT. Each of the following shall constitute a “MANAGER EVENT OF DEFAULT”:

(a)                                  The filing by Manager, the Canadian Manager, PR Tenant or the Guarantor of a voluntary petition in bankruptcy or insolvency or a petition for reorganization under any bankruptcy law, or the admission by Manager, the Canadian Manager, PR Tenant or the Guarantor that it is unable to pay its debts as they become due, or the institution of any proceeding by Manager, the Canadian Manager, PR Tenant or the Guarantor for its dissolution or earlier termination.

(b)                                 The consent by Manager, the Canadian Manager, PR Tenant or the Guarantor to an involuntary petition in bankruptcy or the failure to vacate, within ninety (90) days from the date of entry thereof, any order approving an involuntary petition with respect to Manager, the Canadian Manager, PR Tenant or the Guarantor.

(c)                                  The entering of an order, judgment or decree by any court of competent jurisdiction, on the application of a creditor, adjudicating Manager, the Canadian Manager, PR Tenant or the Guarantor as bankrupt or insolvent or approving a petition seeking reorganization or appointing a receiver, trustee, or liquidator of all or a substantial part of Manager’s, the Canadian Manager’s, PR Tenant’s or the

Guarantor’s assets, and such order, judgment or decree’s continuing unstayed and in effect for an aggregate of sixty (60) days (whether or not consecutive).

(d)                                 The failure of Manager, the Guarantor, PR Tenant, the guarantor under the PR Guaranty or any Affiliate of any of them to make any payment required to be made in accordance with the terms of this Agreement or any other Transaction Document which failure continues beyond any applicable notice and grace period.

(e)                                  The failure of Manager, its Ultimate Parent, the Collateral Agent, the Guarantor, PR Tenant, the guarantor under the PR Guaranty or any Affiliate of any of them to perform, keep or fulfill any of the other covenants, undertakings, obligations or conditions set forth in this Agreement or any other Principal Document on or before the date required for the same, which failure continues for a period of thirty (30) days after receipt of written notice demanding such cure; PROVIDED, HOWEVER, if such failure is susceptible of cure, but such cure cannot be accomplished within said thirty (30) day period, said thirty (30) days shall be extended for so long as is reasonably necessary to effect such cure provided that such cure is commenced within thirty (30) days after such notice is given and is thereafter diligently pursued to completion.

(f)                                    The material failure of Manager, the sellers under the Purchase Agreement or the PR Stock Agreement, IHG or any Affiliate of any of them to perform, keep or fulfill any of the other covenants, undertakings, obligations or conditions set forth in any of the Other Documents on or before the date required for the same, which failure continues for a period of thirty (30) days after receipt of written notice demanding such cure; PROVIDED, however, if such failure is susceptible of cure, but such cure cannot be accomplished within said thirty (30) day period, said thirty (30) days shall be extended for so long as is reasonably necessary to effect such cure provided that such cure is commenced within thirty (30) days after such notice is given and is thereafter diligently pursued to completion.

(g)                                 The failure of Manager to maintain insurance coverages required to be maintained by Manager under this Agreement.

(h)                                 The failure by Manager, PR Tenant, their Ultimate Parent(s) or the Guarantor to deliver to Owner any financial statement as and when required by the Principal Documents, which failure continues for a period of ten (10) Business Days after written notice from Owner.

(i)                                     Any representation or warranty made by Manager or any of its Affiliates in this Agreement or any Transaction Document proves to have been false in any material respect on the date when made or deemed made; PROVIDED, HOWEVER, if Manager did not know of such falseness at the time such representation or warranty was made, and the facts or circumstances giving rise to such falseness are susceptible of cure, Manager shall have up to thirty (30) days after notice from Owner to effectuate such cure.

(j)                                     The failure of (i) any Ultimate Parent of Manager or (ii) the Guarantor to timely and fully keep and observe any obligations under the Transaction Documents or any other document or instrument executed and delivered in connection herewith to maintain any net worth or unencumbered assets or to deliver any collateral, in all cases as required under the Transaction Documents, which is not cured within ten (10) days after notice from Owner to Manager.

(k)                                  The occurrence of an Event of Default under the PR Lease.

(l)                                     The failure of the Canadian Manager to be an Affiliate of Manager.

17.2                           REMEDIES FOR MANAGER DEFAULTS. So long as a Manager Event of Default shall be outstanding, Owner shall have (in addition to its other rights and remedies at law, in equity or otherwise) the right to terminate this Agreement. Upon such termination, or if this Agreement is terminated pursuant to SECTIONS 5.1 or 10.3, Owner shall be entitled to liquidated damages. Owner’s right to receive liquidated damages has been agreed to due to the uncertainty, difficulty and/or impossibility of ascertaining the actual damages suffered by Owner. Further, if not for Owner’s right to receive such liquidated damages, Purchaser would not have entered into the Purchase Agreement, Purchaser would not have acquired the Hotels and Owner would not have entered into the Lease. MANAGER HEREBY ACKNOWLEDGES AND AGREES THAT SUCH LIQUIDATED DAMAGES ARE NOT A PENALTY, BUT ARE TO COMPENSATE OWNER AND ITS AFFILIATES FOR THE EXPENSE AND LOST EARNINGS WHICH MAY RESULT FROM ARRANGING SUBSTITUTE MANAGEMENT FOR THE HOTELS AS WELL AS TO COMPENSATE FOR THE RENT OWNER MUST PAY UNDER THE LEASE AND THE PRICE PAID FOR THE HOTELS BY OWNER’S AFFILIATE. Such liquidated damages shall be equal to all accrued but unpaid amounts due to Owner hereunder up until the date of termination, plus the Outstanding Balance, as defined in the Guaranty. Owner shall be entitled to interest, at the Interest Rate, on such liquidated damages from the date of such termination until the date of payment of such damages and interest. Except with respect to Owner’s rights and remedies for any breach or violations by Manager of the terms of SECTION 17.4, Owner shall look solely to any collateral hereafter pledged securing Manager’s obligations hereunder for satisfaction of any claim of Owner against Manager hereunder; PROVIDED, HOWEVER, nothing contained herein is intended to, nor shall it limit or reduce the obligations of the Guarantor under the Guaranty, the guarantor under the PR Guaranty or limit Owner’s rights with respect to either of them.

17.3                           OWNER EVENTS OF DEFAULT AND REMEDIES FOR OWNER DEFAULTS. In the event any representation or warranty made by Owner in this Agreement proves to be untrue when made in any material respect or Owner fails to perform any of its obligations hereunder, then Manager shall have the right to institute forthwith any and all proceedings permitted by law or equity (provided they are not specifically barred under the terms of this Agreement), including, without limitation, actions for specific performance and/or damages; PROVIDED, HOWEVER, except as may be expressly provided in this Agreement, Manager shall have no right to terminate this Agreement by reason of such a failure by Owner or otherwise. Manager shall be entitled to terminate this Agreement in the event of a violation of the terms of SECTION 4.7 by Purchaser or Owner. Except as otherwise specifically provided in this Agreement, Manager hereby waives all rights arising from any occurrence whatsoever, which may now or hereafter be conferred upon it by law, (a) to modify without the agreement of Owner, surrender or terminate this Agreement or quit or surrender any Hotel or any portion thereof, or (b) to obtain (i) any abatement, reduction, suspension or deferment of the sums allocable or otherwise payable to Owner or other obligations to be performed by Manager hereunder or (ii) any increase in any amounts payable to Manager hereunder. In the event Owner wrongfully terminates this Agreement or Manager terminates this Agreement pursuant to a right to do so as a result of Owner’s breach, then, subject to Manager’s mitigation obligations and any other limitation on remedies set forth herein, Manager shall be entitled to recover as part of its damages for such wrongful termination an amount equal to the damages suffered by Manager on account of terminating the employment of on-site employees of the Hotels as a result of such wrongful termination.

17.4                           POST TERMINATION OBLIGATIONS. Upon expiration or earlier termination of this Agreement for any reason, Owner and Manager shall proceed as follows:

(a)                                  Within sixty (60) days following the effective date of such expiration or earlier termination, Manager will submit to Owner an audited final accounting of the results of the Pooled FF&E Hotels’ operations and all accounts between Owner and Manager through the effective date of such expiration or earlier termination, the cost of which audit shall be shared equally by Manager and Owner and shall not be an Operating Cost and shall be performed by Ernst & Young or another accounting firm selected by Manager and approved by Owner. Said final accounting shall be accompanied by an Officer’s Certificate and shall promptly be submitted by Manager to Owner for its approval. Owner shall not unreasonably withhold or delay its approval of the final accounting and any such disapproval shall contain reasonably detailed explanation for disapproval. Within thirty (30) days after delivery of such final accounting, the parties will make appropriate adjustments to any amounts previously paid or due under this Agreement.

(b)                                 On the effective date of such expiration or earlier termination, Manager will deliver to Owner all books and records of the Hotels, provided that Manager may retain copies of any of the same for Manager’s records. Notwithstanding the foregoing, Manager will not be required to deliver to Owner any information or materials (including, without limitation, software, database, manuals and technical information) which are proprietary property of Manager.

(c)                                  On the effective date of such expiration or earlier termination, Manager will deliver possession of the Hotels, together with any and all keys or other access devices, to Owner.

(d)                                 On the effective date of such expiration or earlier termination, Manager will assign to Owner or its designee, and Owner or such designee will assume, all booking, reservation, service and operating contracts relating exclusively to the occupancy or operation of the Hotels and entered into in the ordinary course of business by Manager in accordance with this Agreement. Owner agrees to indemnify and hold Manager harmless from liability or other obligations under any such agreements relating to acts or occurrences, including Owner’s or such designee’s failure to perform, on or after the effective date of such assignment.

(e)                                  Manager will assign to Owner or its designee any assignable licenses and permits pertaining to the Hotels and will otherwise reasonably cooperate with Owner as may be necessary for the transfer of any and all Hotel licenses and permits to Owner or Owner’s designee.

(f)                                    Manager shall release and transfer to Owner or Purchaser, as applicable, any funds of Owner or Purchaser which are held or controlled by Manager.

(g)                                 Manager shall have the option, to be exercised within thirty (30) days after termination or expiration, to purchase, at their then book value, any FF&E, Operating Equipment or other personal property as may be marked with any System Mark at the Hotels. In the event Manager does not exercise such option, Owner agrees that it will use any such items not so purchased exclusively in connection with the Hotels until they are consumed; PROVIDED, HOWEVER, Manager shall not be entitled to purchase FF&E, Operating Equipment or other personal property located at a Hotel which is to be operated under the Brand name or by Manager, until such Hotel shall no longer be so operated.

(h)                                 Owner shall have the right to operate the improvements on the applicable Sites without modifying the structural design of same and without making any Material Repair, notwithstanding the fact that such design or certain features thereof may be proprietary to Manager or its Affiliates and/or protected by trademarks or service marks held by Manager or an Affiliate, provided that such use shall be confined to the applicable Sites. Further, provided that the applicable Hotels then satisfy the applicable Brand Standards (unless the Hotels fail to satisfy such Brand Standards due to a breach hereof by Manager), Owner shall be entitled (but not obligated) to operate such of the Hotels as Owner designates under the applicable Brand name for a period of one (1) year following such expiration or earlier termination in consideration for which Owner shall pay the then standard franchise and system fees for such Brand and comply with the other applicable terms and conditions of the form of franchise agreement then being entered into with respect to such Brand.

(i)                                     Manager shall transfer to Owner the telephone numbers used in connection with the operation of the Hotels (but not any Brand generally).

(j)                                     Manager shall cooperate with Owner’s or its designees’ efforts to engage employees of the Hotels.

(k)                                  If requested by Owner prior to such expiration or earlier termination of this Agreement in whole or in part, Manager shall continue to manage under the applicable Brand any affected Hotels designated by Owner after such expiration or earlier termination for up to one (1) year, on such reasonable terms (which shall include an agreement to reimburse Manager for its reasonable out-of-pocket costs and expenses, and reasonable administrative costs and a management fee of seven and one-half percent (7.5%) of Gross Revenues with respect to the Staybridge Hotels and the Holiday Inn Hotels and a management fee of three percent (3%) of Gross Revenues with respect to the InterContinental Hotels and the Crowne Plaza Hotels) as Owner and Manager shall reasonably agree.

The provisions of this SECTION 17.4 shall survive the expiration or earlier termination of this Agreement.

ARTICLE 18

NOTICES

18.1                           PROCEDURE.

(a)                                  Any and all notices, demands, consents, approvals, offers, elections and other communications required or permitted under this Agreement shall be deemed adequately given if in writing and the same shall be delivered either by hand, by telecopier with written acknowledgment of receipt (provided if notice is given by telecopier, a copy shall also be sent on the following Business Day by Federal Express or similar expedited commercial carrier), or by Federal Express or similar expedited commercial carrier, addressed to the recipient of the notice, with all freight charges prepaid (if by Federal Express or similar carrier).

(b)                                 All notices required or permitted to be sent hereunder shall be deemed to have been given for all purposes of this Agreement upon the date of acknowledged receipt, in the case of a notice by telecopier, and, in all other cases, upon the date of receipt or refusal, except that whenever under this Agreement a notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day.

(c)                                  All such notices shall be addressed as follows:

If to Owner:   HPT TRS IHG-2, INC.

c/o Hospitality Properties Trust
400 Centre Street
Newton, Massachusetts 02458
Attn: President
Facsimile: 617-969-5730

with a copy to:	Sullivan & Worcester LLP
One Post Office Square
Boston, Massachusetts 02109
Attn: Warren M. Heilbronner, Esq.
Facsimile: 617-338-2880

If to Manager:	IHG Management (Maryland) LLC
c/o Intercontinental Hotels Group Resources, Inc.
8844 Columbia 100 Parkway
Columbia, Maryland 21045
Attn: Vice President of Operations
Facsimile: 410-964-9249

with a copy to:	InterContinental Hotels Group
Resources, Inc.
c/o Six Continents Hotels, Inc.
Three Ravinia Drive, Suite 100
Atlanta, Georgia 30346
Attn: General Counsel - Operations
Facsimile: 770-604-5802

with a copy to:	Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia 30309
Attn: Timothy Pakenham, Esq.
Facsimile: 404-253-8885

(d)                                 By notice given as herein provided, the parties hereto and their respective successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses effective upon receipt by the other parties of such notice and each shall have the right to specify as its address any other address within the United States of America.

ARTICLE 19

RELATIONSHIP, AUTHORITY AND FURTHER ACTIONS

19.1                           RELATIONSHIP. Manager shall be the agent of Owner with a limited agency, coupled with an interest, solely for the purpose of operating the Hotels and carrying out ordinary and customary transactions for that purpose. Owner and Manager shall not be construed as joint venturers or partners of each other, and neither shall have the power to bind or obligate the other except as set forth in this Agreement. Manager shall not constitute a tenant or subtenant of Owner and this Agreement shall not constitute Owner a franchisee of Manager or of any of Manager’s Affiliates. This Agreement shall not create a franchise or a franchisor/franchisee relationship within the meaning of the Federal Trade Commission Act or any other Legal Requirement.

19.2                           FURTHER ACTIONS. Each of the parties agrees to execute all contracts, agreements and documents and take all actions necessary to comply with the provisions of this Agreement and the intent hereof.

ARTICLE 20

APPLICABLE LAW

This Agreement shall be interpreted, construed, applied and enforced in accordance with the laws of the State of Maryland applicable to contracts between residents of Maryland which are to be performed entirely within Maryland, regardless of (a) where this Agreement is executed or delivered, (b) where any payment or other performance required by this Agreement is made or required to be made, (c) where any breach of any provision of this Agreement occurs, or any cause of action otherwise accrues, (d) where any action or other proceeding is instituted or pending, (e) the nationality, citizenship, domicile, principal place of business, or jurisdiction of organization or domestication of any party, (f) whether the laws of the forum jurisdiction otherwise would apply the laws of a jurisdiction other than Maryland, (g) the location of the Hotels or any applicable Hotel, or (h) any combination of the foregoing.

ARTICLE 21

SUCCESSORS AND ASSIGNS

21.1                           ASSIGNMENT.

(a)                                  Except as expressly provided below, Manager shall not assign, mortgage, pledge, hypothecate or otherwise transfer its interest in all or any portion of this Agreement or any rights arising under this Agreement or suffer or permit such interests or rights to be assigned, transferred, mortgaged, pledged, hypothecated or encumbered, in whole or in part, whether voluntarily, involuntarily or by operation of law, or permit the management of the Hotels by anyone other than Manager or Owner. For purposes of this SECTION 21.1, an assignment of this Agreement shall be deemed to include any transaction which results in Manager no longer being an Affiliate of Guarantor or pursuant to which all or substantially all of Manager’s assets are transferred to any Person who is not an Affiliate of Guarantor.

(b)                                 Manager shall have the right, without Owner’s consent, but subject to the applicable assignee or Affiliate satisfying the requirements of SECTION 24.15, to (i) assign Manager’s interest in this Agreement (A) to IHG or any Affiliate of IHG, (B) in connection with a merger, corporate restructuring or consolidation of IHG or a sale of all or substantially all of the assets of IHG and (C) in connection with a sale of all or substantially all of the assets (including associated management agreements) owned by IHG and its Affiliates relating to the Brands and (ii) engage its Affiliates as sub-managers with respect to the separate Brands of Hotels. At Owner’s election, Manager shall assign this Agreement to any Person who is not an Affiliate of IHG that acquires all or substantially all of the assets of IHG relating to the Brands and shall cause such Person to assume all of Manager’s obligations thereafter accruing hereunder. Notwithstanding anything herein to the contrary, Manager shall neither, directly or indirectly, assign this Agreement to any Person, nor engage any sub-manager, who is or is an Affiliate of a Specially Designated or Blocked Person.

Manager also shall have the right, without Owner’s consent, but subject to the applicable Affiliate satisfying the requirements of SECTION 24.15, to assign to a Canadian Affiliate (the “Canadian Manager”) under an Assignment and Assumption of Management Agreement in the form attached hereto as EXHIBIT E, the rights and obligations of the Manager under this Agreement that relate to services to be performed by the Manager in respect of all (but not less than all) of the Canadian Hotels excluding those services which are performed centrally outside of Canada such as those performed pursuant to SECTION 7.5 and those services for which the System Fees or other fees referred to in SECTION 9.2 are to be paid (excluding such excluded services, the “Canadian Services”), provided that the Canadian Manager agrees to assume and be bound by the obligations of

Manager hereunder as they relate to the Canadian Services. As a result of any such assignment:

(i)                                     the Canadian Manager shall provide the Canadian Services to the Owner in accordance with this Agreement;

(ii)                                  there shall be payable to the Canadian Manager as consideration for the Canadian Services, a portion of the amounts otherwise payable or reimbursable to Manager under this Agreement, as follows:

(A)                              the portion of the Operating Costs incurred by the Canadian Manager in providing the Canadian Services;

(B)                                the portion of the Base Management Fee for each period equal to the fraction that the Gross Revenues of the Canadian Hotels for such period is of the Gross Revenues of the Hotels for such period, which fee shall be payable to the Canadian Manager concurrently with the remaining portion of the Base Management Fee payable to the Manager;

(C)                                the portion of the Incentive Management Fee for each period equal to the fraction that the NOI of the Canadian Hotels for such period is of the NOI of the Hotels for such period, which fee shall be paid to the Canadian Manager concurrently with the remaining portion of the Incentive Management Fee payable to the Manager;

PROVIDED, HOWEVER, notwithstanding anything contained in this SECTION 21.1(b)(ii) to the contrary, Owner shall not be obligated to make any of the foregoing calculations or to cause any such amounts to be paid directly to the Canadian Manager, it being acknowledged and agreed that Manager shall be responsible for performing all such calculations and remitting all such applicable amounts to the Canadian Manager and Manager shall provide Owner with the details of such calculations and remittances if Owner so requests;

(iii)                               no portion of the System Fees or other fees referred to in SECTION 9.2 shall be payable in respect of Canadian Services; and

(iv)                              Manager shall not be released from any of its obligations under this Agreement and shall at all times remain liable for the performance of the Canadian Services and all other obligations of Manager hereunder.

The Canadian Manager shall at all times be an Affiliate of Manager.

The parties hereto acknowledge and agree that this Agreement is intended to constitute, and shall constitute, a single transaction notwithstanding any such assignment to the Canadian Manager.

(c)                                  Owner shall not assign, mortgage, pledge, hypothecate or otherwise transfer its interest in all or any portion of this Agreement or any rights arising under this Agreement without the prior written consent of Manager except (i) in connection with a sale of a Hotel in accordance with the terms of SECTIONS 4.4 or 4.5, (ii) to Purchaser or an Affiliate of Purchaser, (iii) to Manager or an Affiliate of Manager, (iv) to an Affiliate of Owner in a merger, corporate restructuring or consolidation of Purchaser or any of its Affiliates,(v) in connection with the granting of an Authorized Mortgage or (vi) to a Substitute Tenant as provided in SECTION 4.2; PROVIDED, HOWEVER, in each instance (other than in connection with a collateral assignment) that the assignee hereof assumes all of Owner’s obligation hereunder and under the other Transaction Documents thereafter accruing.

(d)                                 In the event either party consents to an assignment of this Agreement by the other, no further assignment shall be made without the express consent in writing of such party, unless such assignment may otherwise be made without such consent pursuant to the terms of this Agreement. An assignment by Owner of its interest in this Agreement approved or permitted pursuant to the terms hereof shall relieve Owner of its obligations under this Agreement thereafter accruing.

(e)                                  In the event fifty percent (50%) or more of the hotels comprising a Brand cease to be Staybridge Suites, InterContinental, Crowne Plaza or Holiday Inn, as applicable, hotels and are converted to another brand in a single transaction or a series of related transactions, Owner may elect to require Manager to promptly convert at its own cost and expense (and not as an Operating Cost and without reimbursement from the Reserve Account) the applicable Hotels to the brand of hotels to which such other hotels are converted. In such event, all references herein to “Staybridge Suites”,

“InterContinental”, “Crowne Plaza” or “Holiday Inn”, as applicable, shall be deemed to refer to the trade name of the system of hotels to which the Hotels are to be so converted.

21.2                           BINDING EFFECT. The terms, provisions, covenants, undertakings, agreements, obligations and conditions of this Agreement shall be binding upon and shall inure to the benefit of the successors in interest and the assigns of the parties hereto with the same effect as if mentioned in each instance where the party hereto is named or referred to, except that no assignment, transfer, sale, pledge, encumbrance, mortgage, lease or sublease by or through Owner, as the case may be, in violation of the provisions of this Agreement shall vest any rights in the assignee, transferee, purchaser, secured party, mortgagee, pledgee, lessee, sublessee or occupant.

ARTICLE 22

RECORDING

22.1                           MEMORANDUM OF AGREEMENT. As of the Effective Date, at the option of Manager, Owner and Manager agree to execute, acknowledge and record a Memorandum of this Agreement in the land records of the states and counties where the Hotels are located, in a form reasonably satisfactory to Manager.

ARTICLE 23

FORCE MAJEURE

23.1                           OPERATION OF HOTEL. If at any time during the Term it becomes necessary in Manager’s reasonable opinion to cease or alter operations at any Hotel in order to protect the health, safety and welfare of the guests and/or employees of such Hotel, or such Hotel itself, for reasons of force majeure beyond the control of Manager such as, but not limited to, acts of war, insurrection, civil strife and commotion, labor unrest or acts of God, then in such event Manager may close and cease or alter operation of all or part of such Hotel, reopening and commencing or resuming operation when Manager deems that such may be done without jeopardy to such Hotel, its guests and employees.

23.2                           EXTENSION OF TIME. Owner and Manager agree that, with respect to any obligation, other than the payment of money, to be performed by a party during the Term, neither party will be liable for failure so to perform when prevented by any occurrence beyond the reasonable control of such party, herein referred to as a “force majeure” including, without limitation, occurrences such as strike, lockout, breakdown, accident, order or regulation of or by any Government Agency, failure of supply or inability, by the exercise of reasonable diligence, to obtain supplies, parts or employees necessary to perform such obligation, or war or other emergency. The time within which such obligation must be performed will be extended for a period of time equivalent to the number of days of delay from such cause.

ARTICLE 24

GENERAL PROVISIONS

24.1                           TRADE AREA RESTRICTION.

(a)                                  Notwithstanding anything to the contrary in this Agreement, neither Manager nor any Affiliate shall acquire, own, manage, operate or open any hotel as a “Staybridge Suite” or “Holiday Inn” hotel nor shall Manager or any Affiliate authorize a third party to operate or open any hotel as a “Staybridge Suite” or “Holiday Inn” hotel that is within the Restricted Area of any Hotel operated under the same name during its Restricted Period, unless such hotel (i) is owned or leased by Owner or its Affiliate; (ii) is owned, operated, managed, franchised or under development on the Effective Date and has been specifically identified in writing at or prior to the time of the execution of the Purchase Agreement or replaces any such hotel, provided such replacement hotel does not have more than ten percent (10%) more guest rooms than the original hotel which it replaces; or (iii) is part of an acquisition by IHG or its Affiliates of an interest (including an interest as a franchisor) in a chain or group of not less than ten (10) comparable hotels (such acquisition to occur in a single transaction or a series of related transactions). The terms of this SECTION 24.1(a) shall apply only to “Staybridge Suites” and “Holiday Inn” hotels and shall not in any way restrict the ownership, management, franchising or operation of other brands or flags of any hotels owned or operated by Manager or its Affiliates within the Restricted Area.

(b)                                 Notwithstanding anything to the contrary in this Agreement, neither Manager nor any Affiliate shall acquire, own, manage, operate or open any hotel as an “InterContinental” or “Crowne Plaza” hotel nor shall Manager or any Affiliate authorize a third party to operate or open any hotel as an “InterContinental” or “Crowne Plaza” hotel that is within the Restricted Area of any Hotel operated under the same name during its Restricted Period, unless such hotel (i) is owned or leased by Owner or its Affiliate; (ii) is owned, operated, managed, franchised or under development on the Effective Date and has been specifically approved by Owner in writing at or prior to the time of the execution of the Purchase Agreement or replaces any such hotel, provided such replacement hotel is not first opened after such time and does not have more than ten percent (10%) more guest rooms than the original hotel which it replaces; or (iii) is part of an acquisition by IHG or its Affiliates of an interest (including an interest as a franchisor) in a chain or group of not less than five (5) comparable full service hotels (such acquisition to occur in a single transaction or a series of related transactions). The terms of this SECTION 24.1(b) shall apply only to “InterContinental” and “Crowne Plaza” hotels and shall not in any way restrict the ownership, management, franchising or operation of other brands or flags of any hotels owned or operated by Manager or its Affiliates within the Restricted Area.

24.2                           ENVIRONMENTAL MATTERS.

(a)                                  Manager shall not store, release, discharge, spill upon, dispose of or transfer to or from any Hotel any Hazardous Substance, except for those which are customarily used at other hotels like the Hotels and are in compliance with all Legal Requirements. Manager shall maintain the Hotels at all times free of any Hazardous Substance (except for those which are customarily used at other hotels like the Hotels and are in compliance with all Legal Requirements). Manager (i) upon receipt of notice or knowledge thereof shall promptly notify Purchaser and Owner in writing of any material change in the nature or extent of Hazardous Substances at any Hotel, (ii) shall file and transmit to Purchaser and Owner a copy of any Community Right to Know or similar report which is required to be filed with respect to any Hotel pursuant to the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001 ET SEQ. or any other Legal Requirements, (iii) shall transmit to Purchaser and Owner copies of any citations, orders, notices or other governmental communications received by Manager with respect to Hazardous Substances or alleged violations of Legal Requirements relating to the protection of the environment or human health or safety (collectively, “ENVIRONMENTAL NOTICE”), which Environmental Notice requires a written response or any action to be taken and/or if such Environmental Notice gives notice of and/or presents a material risk of any material violation of any Legal Requirement and/or presents a material risk of any material cost, expense, loss or damage, (iv) shall observe and comply with all Legal Requirements relating to the use, storage, maintenance and disposal of Hazardous Substances and all orders or directives from any official, court or agency of competent jurisdiction relating to the use, storage or maintenance or requiring the removal, treatment, containment or other disposition of Hazardous Substances, and (v) shall pay or otherwise dispose of any fine, charge or imposition related to any of the foregoing.

(b)                                 In the event of the discovery of Hazardous Substances other than those maintained in accordance with this Agreement on any portion of any Site or in any Hotel during the Term, Manager shall use reasonable efforts to promptly (i) clean up and remove from and about such Hotel all Hazardous Substances thereon, if appropriate, (ii) contain and prevent any further release or threat of release of Hazardous Substances on or about such Hotel, and (iii) use good faith efforts to eliminate any further release or threat of release of Hazardous Substances on or about such Hotel, and (iv) otherwise effect a remediation of the problem in accordance with (A) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 ET SEQ., as amended; (B) the regulations promulgated thereunder, from time to time; and (C) all Legal Requirements (now or hereafter in effect) dealing with the use, generation, treatment, release, discharge, storage, disposal, clean up, remediation or abatement of Hazardous Substances.

(c)                                  To the extent any service required to be performed under this SECTION 24.2 or cost incurred under this SECTION 24.2 is not due to the fault of Manager or is not performed or incurred in the operations of the Hotels in the ordinary course, the same shall be governed by SECTION 11.1; PROVIDED, HOWEVER, to the extent that SECTION 11.1 shall apply to such services or costs, Owner shall be entitled to engage a third party to perform such services.

24.3                           AUTHORIZATION. Owner represents that it has full power and authority to execute this Agreement and to be bound by and perform the terms hereof. Manager represents it has full power and authority to execute this Agreement and to be bound by and perform the terms hereof. On request, each such party will furnish to the other evidence of such authority.

24.4                           SEVERABILITY. If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

24.5                           MERGER. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and shall supersede and take the place of any other instruments purporting to be an agreement of the parties hereto relating to the subject matter hereof.

24.6                           FORMALITIES. Any amendment or modification of this Agreement must be in writing signed by all parties hereto. This Agreement may be executed in one or more counterparts, each of which will be deemed an original.

24.7                           CONSENT TO JURISDICTION; NO JURY TRIAL.

(a)                                  Except as provided in SECTION 24.20, all actions and proceedings arising out of or in any way relating to this Agreement shall be brought, heard, and determined exclusively in an otherwise appropriate federal or state court located within the State of Maryland. Except as provided in SECTION 24.20, the parties hereby (a) submit to the exclusive jurisdiction of any Maryland federal or state court of otherwise competent jurisdiction for the purpose of any action or proceeding arising out of or relating to this Agreement and (b) voluntarily and irrevocably waive, and agree not to assert by way of motion, defense, or otherwise in any such action or proceeding, any claim or defense that they are not personally subject to the jurisdiction of such a court, that such a court lacks personal jurisdiction over any party or the matter, that the action or proceeding has been brought in an inconvenient or improper forum, that the venue of the action or proceeding is improper, or that this Agreement may not be enforced in or by such a court. To the maximum extent permitted by applicable law, each party consents to service of process by registered mail, return receipt requested, or by any other manner provided by law.

(b)                                 To the maximum extent permitted by applicable law, each of the parties hereto waives its rights to trial by jury with respect to this Agreement or matter arising in connection herewith.

24.8                           PERFORMANCE ON BUSINESS DAYS. In the event the date on which performance or payment of any obligation of a party required hereunder is other than a Business Day, the time for payment or performance shall automatically be extended to the first Business Day following such date.

24.9                           ATTORNEYS’ FEES. If any lawsuit or arbitration or other legal proceeding arises in connection with the interpretation or enforcement of this Agreement, the prevailing party therein shall be entitled to receive from the other party the prevailing party’s costs and expenses, including reasonable attorneys’ fees incurred in connection therewith, in preparation therefor and on appeal therefrom, which amounts shall be included in any judgment therein.

24.10                     SECTION AND OTHER HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

24.11                     DOCUMENTS. Throughout the Term, Owner agrees to furnish Manager copies of all notices relating to real and personal property taxes and insurance statements, all financing documents (including notes and mortgages) relating to the Hotels and such other documents pertaining to the Hotels as Manager may request.

24.12                     NO CONSEQUENTIAL DAMAGES. Except as may be expressly provided herein, in no event shall either party be liable for any consequential, exemplary or punitive damages suffered by the other as the result of a breach of this Agreement. Time is of the essence with respect to this Agreement.

24.13                     NO POLITICAL CONTRIBUTIONS. Notwithstanding anything contained in this Agreement to the contrary, no money or property of the Hotels shall be paid or used or offered, nor shall Owner or Manager directly or indirectly use or offer, consent or agree to use or offer, any money or property of the Hotels (i) in aid of any political party, committee or organization, (ii) in aid of any corporation, joint stock or other association organized or maintained for political purposes, (iii) in aid of any candidate for political office or nomination for such office, (iv) in connection with any election, (v) for any political purpose whatever, or (vi) for the reimbursement or indemnification of any person for any money or property so used.

24.14                     REIT QUALIFICATION.

(a)                                  Manager shall take all commercially reasonable actions reasonably requested by Owner or Purchaser for the purpose of qualifying Purchaser’s rental income from Owner under the Lease as “rents from real property” pursuant to Sections 856(d)(2), 856(d)(8)(B) and 856(d)(9) of the Code. Manager shall not be liable if such reasonably requested actions, once implemented, fail to have the desired result of qualifying Purchaser’s rental income from Owner under the Lease as “rents from real property” pursuant to Sections 856(d)(2), 856(d)(8)(B) and 856(d)(9) of the Code. This Section 24.14 shall not apply in situations where an Adverse Regulatory Event has occurred; instead, Section 24.16 shall apply in such an instance.

(b)                                 In the event Owner or Purchaser wish to invoke the terms of Section 24.14(a), Owner or Purchaser (as appropriate) shall contact Manager and the parties shall meet with each other to discuss the relevant issues and to develop a plan for implementing such reasonably requested actions.

(c)                                  Any additional out-of-pocket costs or expenses incurred by Manager in complying with such a request shall be borne by Owner (and shall not be an Operating Cost). Owner shall reimburse Manager for such expense or cost promptly, but not later than five (5) Business Days after such expense or cost is incurred.

24.15                     FURTHER COMPLIANCE WITH SECTION 856(d) OF THE CODE. Commencing with the Effective Date and continuing throughout the Term, the Manager shall qualify as an “eligible independent contractor” as defined in Section 856(d)(9)(A) of the Code. To that end:

(a)                                  Manager shall not permit wagering activities to be conducted at or in connection with any Hotel by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such Hotel;

(b)                                 Manager shall use reasonable efforts to cause each Hotel to qualify as a “qualified lodging facility” under Section 856(d)(9)(D) of the Code;

(c)                                  Manager shall not own, directly or indirectly or constructively (within the meaning of Section 856(d)(5) of the Code), more than thirty-five percent (35%) of the shares of HPT (whether by vote, value or number of shares), and Manager shall otherwise comply with any regulations or other administrative or judicial guidance now or hereafter existing under said Section 856(d)(5) of the Code with respect to such ownership limits; and

(d)                                 Manager shall be actively engaged (or shall, within the meaning of Section 856(d)(9)(F) of the Code, be related to a person that is so actively engaged) in the trade or business of operating “qualified lodging facilities” (defined below) for a person who is not a “related person” within the meaning of Section 856(d)(9)(F) of the Code with respect to HPT or Owner (“UNRELATED PERSONS”). In order to meet this requirement, the Manager agrees that it (or any “related person” with respect to Manager within the meaning of Section 856(d)(9)(F) of the Code) (i) shall derive at least ten percent (10%) of both its revenue and profit from operating “qualified lodging facilities” for Unrelated Persons and (ii) shall comply with any regulations or other administrative or judicial guidance under Section 856(d)(9) of the Code with respect to the amount of hotel management business with Unrelated Persons that is necessary to qualify as an “eligible independent contractor” within the meaning of such Code Section.

A “qualified lodging facility” is defined in Section 856(d)(9)(D) of the Code and means a “lodging facility” (defined below), unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. A “lodging facility” is a hotel, motel or other establishment more than one-half of the dwelling units in which are used on a transient basis, and includes customary amenities and facilities operated as part of, or associated with, the lodging facility so long as such amenities and facilities are customary for other properties of a comparable size and class owned by other owners unrelated to HPT.

(e)                                  Manager, without the prior consent of Owner, which consent shall not be unreasonably withheld, shall not permit or suffer:

(i)                                     the Manager to fail to be a limited liability company under state law taxable under the Code as a disregarded entity of InterContinental Hotels Group Resources, Inc.;

(ii)                                  InterContinental Hotels Group Resources, Inc. to fail to be a corporation under state law and taxable under the Code as an association; or

(iii)                               a direct or indirect subsidiary of InterContinental Hotels Group Resources, Inc. to become a lessee of property owned by Purchaser or any of its Affiliates.

(f)                                    Without the prior consent of Owner, which consent shall not be unreasonably withheld, the Canadian Manager and Manager shall not permit:

(i)                                     the Canadian Manager to fail to be a corporation under Canadian provincial law taxable under the Code as an association;

(ii)                                  a direct or indirect subsidiary of the Canadian Manager to become a lessee of property owned by Purchaser or any of its Affiliates; or

(iii)                               The Canadian Manager or Manager, for so long as Purchaser or Owner or any Affiliate as to Purchaser or Owner shall seek to qualify as a “real estate investment trust” under the Code, to be reorganized, restructured, combined, merged or amalgamated with any Affiliate (as to Manager or the Canadian Manager) in such manner that any such Affiliate would, or in Purchaser’s or Owner’s reasonable judgment could, be expected to adversely affect (including, e.g., by application of any Person’s actual “disregarded entity” status under the Code) the status that both Manager and the Canadian Manager have as a Code Section 856(d)(9)(A) “eligible independent contractor” at a Code Section 856(d)(9)(D) “qualified lodging facility” owned or leased by Purchaser or Owner.

24.16                     ADVERSE REGULATORY EVENT.

(a)                                  In the event of an Adverse Regulatory Event arising from or in connection with this Agreement, Owner and Manager shall work together in good faith to amend this Agreement to eliminate the impact of such Adverse Regulatory Event; PROVIDED, HOWEVER, Manager shall have no obligation to materially reduce its rights or materially increase its obligation under this Agreement, all taken as a whole, or to bear any out-of-pocket costs or expenses under this SECTION 24.16. Manager shall not be liable if any such amendment, once operative, fails to have the desired result of eliminating the impact of an Adverse Regulatory Event.

(b)                                 For purposes of this Agreement, the term “Adverse Regulatory Event” means any time that a new law, statute, ordinance, code, rule or regulation (but not an administrative or judicial ruling) imposes, or could impose in Owner’s or Purchaser’s reasonable opinion, any material threat to HPT’s status as a “real estate investment trust” under the Code or to the treatment of amounts paid to Purchaser under the Lease as “rents from real property” under Section 856(d) of the Code.

(c)                                  Owner or Purchaser shall promptly inform Manager of any Adverse Regulatory Event of which it is aware and which it believes likely to impair compliance of any of the Hotels with respect to the aforementioned sections of the Code.

24.17                     ADVERSE CANADIAN EVENT. If, as a result of the adoption of, making of or change to any tax law, tax regulation, tax treaty or official directive or the interpretation or application thereof by any court or by any Government Agency charged with the administration thereof or the compliance with any guideline or request of any Government Agency (whether or not having the force of law) Owner and Purchaser determine in good faith that it is no longer consistent with their business goals to continue to own the Canadian Hotels, then, subject to the terms and conditions of SECTION 4.7, Owner and Purchaser may sell all of their interest in the Canadian Hotels (either on a pooled basis or individually). The following shall apply each time Owner and Purchaser desire to sell a Canadian Hotel under this SECTION 24.17:

(a)                                  Owner and Purchaser shall first offer to sell such Canadian Hotel(s) to Manager, without representation or warranty, for such purchase price as Owner and Purchaser shall specify in a written notice given to Manager. In the event that Manager shall fail to accept or reject such offer within ten (10) Business Days after receipt of such notice, such offer shall be deemed to be rejected by Manager.

(b)                                 If Manager accepts an offer made with respect to any Canadian Hotel pursuant to this SECTION 24.17, then effective as of the date of such sale, the following shall apply: (i) Purchaser shall deliver to Manager with respect to such Transferred Hotel(s) a deed with covenants against grantor’s acts; (ii) Manager shall deliver to Purchaser the purchase price specified in the offer; (iii) the Term shall terminate with respect to such Transferred Hotel(s); (iv) no further Owner’s

Percentage Priority shall accrue with respect to the Gross Revenues of such Transferred Hotel(s) which accrue after such termination; (v) the Owner’s First Priority shall be reduced by an amount equal to eight and one half percent (8.5%) of the net (after taking into account any costs paid by Manager) proceeds of sale received by Owner or Purchaser; and (vi) the Owner’s Second Priority shall be reduced by one percent (1.0%) of such net proceeds.

(c)                                  If Manager rejects or is deemed to have rejected any offer made with respect to any Canadian Hotel(s) pursuant to this SECTION 24.17, then Owner and Purchaser shall have the right, for a period of one (1) year from the date on which such offer is rejected or deemed rejected, to sell such Canadian Hotel(s) to any third party purchaser on such terms and conditions as Owner and Purchaser shall determine in their sole discretion; PROVIDED, HOWEVER, in no event shall the purchase price with respect to such Canadian Hotel(s) be less than ninety-five percent (95%) of the purchase price offered to Manager under this SECTION 24.17. If Owner and Purchaser fail to consummate the sale of such Canadian Hotel(s) within one (1) year from the date on which their offer is rejected or deemed rejected, then Owner and Purchaser shall be obligated again to first offer such Canadian Hotel(s) to Manager in accordance with this SECTION 24.17 prior to selling it to any third party. If Owner and Purchaser sell such Canadian Hotel(s) to any third party in accordance with this SECTION 24.17, then the following shall apply:

(i)                                     Subject to the execution or delivery of a New Management Agreement as provided below, this Agreement with respect to such Transferred Hotel(s) shall be terminated effective as of the date title is transferred to such Transferred Hotel.

(ii)                                  Simultaneously with such termination, Manager and the transferee of such Transferred Hotel(s) or any tenant under a new lease with respect to such Transferred Hotel(s) (which new lease shall have a term equal to the then unexpired term of the Lease and shall impose no greater liability, responsibility, or obligation on Manager than the Lease) shall enter into a new management agreement (a “NEW MANAGEMENT AGREEMENT”) with Manager on substantially the same terms as this Agreement except as otherwise provided herein for a term equal to the unexpired portion of the Term of this Agreement.

(iii)                               Manager, Owner, Purchaser and the transferee (or its tenant), acting reasonably, shall allocate amounts in the Reserve Account and the Working Capital between such Transferred Hotel(s) and the other Hotels. The parties shall also make reasonable allocations with respect to Owner’s Fixed Priority, and any outstanding advances made by Owner, Manager or their respective Affiliates. Only for purposes of allocating Owner’s Fixed Priority between the Transferred Hotel(s) and the other Hotels, the allocation of Owner’s First Priority and Owner’s Second Priority for each Hotel shall be proportional to the NOI of such Hotel(s) for the then most recently ended thirty-six (36) months relative to the NOI of all the other Hotels for such period. Amounts which are allocated to the Transferred Hotel(s) shall be transferred to the transferee thereof to be held by Manager or such transferee (or its tenant) pursuant to the New Management Agreement.

(iv)                              Following such sale or transfer, Owner, its Affiliates and the Hotels which are not Transferred Hotel(s) shall have no responsibilities with respect to amounts that are so transferred and the transferee, its tenant and their Affiliates and the Transferred Hotel(s) shall have no responsibility with respect to amounts which are not so transferred.

(v)                                 From and after the consummation of such sale or other transfer and compliance with the terms hereof, the term “Hotels” as used herein shall not include the Transferred Hotel(s).

(vi)                              Owner shall be responsible to cause its Affiliates, any new tenant and the transferee to execute and deliver the documents contemplated by this SECTION 24.17 to be executed and delivered by them.

24.18                     COMMERCIAL LEASES. Manager shall not enter into any sublease with respect to any Hotel (or any part thereof) unless the same has been approved by Purchaser in its sole and absolute discretion; PROVIDED, HOWEVER, Manager may sublease or grant concessions or licenses to shops or any other space at a Hotel subject to the following terms and conditions: (a) subleases and concessions are for newsstand, gift shop, parking garage, heath club, restaurant, bar or commissary purposes or similar concessions; (b) such subleases and concessions do not have a term in excess of the lesser of five (5) years or the remaining Term under this Agreement; (c) such subleases and concessions do not demise, (i) in the aggregate, in excess of

Five Thousand (5,000) square feet of any Hotel, or (ii) for any single sublease, in excess of One Thousand (1,000) square feet of any Hotel; (d) any such sublease, license or concession to an Affiliate of a Manager shall be on terms consistent with those that would be reached through arms-length negotiation; (e) for so long as Purchaser or any Affiliate of Purchaser shall seek to qualify as a real estate investment trust under the Code, anything contained in this Agreement to the contrary notwithstanding, Manager shall not sublet or otherwise enter into any agreement with respect to a Hotel on any basis such that in the opinion of the Owner the rental or other fees to be paid by any sublessee thereunder would be based, in whole or in part, on either (i) the income or profits derived by the business activities of such sublessee, or (ii) any other formula such that any portion of such sublease rental would fail to qualify as “rents from real property” within the meaning of Section 865(d) of the Code or any similar or successor provision thereto; (f) such lease or concession will not violate or affect any Legal Requirement or Insurance Requirement; (g) Manager shall obtain or cause the subtenant to obtain such additional insurance coverage applicable to the activities to be conducted in such subleased space as Owner and any mortgagee under an Authorized Mortgage may reasonably require; and (h) not less than twenty (20) days prior to the date on which Manager proposes to enter into any sublease or concession, Manager shall provide a copy thereof to Owner.

24.19                     NONLIABILITY OF TRUSTEES. THE DECLARATION OF TRUST ESTABLISHING HPT IHG-2 PROPERTIES TRUST, A COPY OF WHICH, TOGETHER WITH ALL AMENDMENTS THERETO (COLLECTIVELY, THE “DECLARATION”), IS DULY FILED WITH THE DEPARTMENT OF ASSESSMENTS AND TAXATION OF THE STATE OF MARYLAND, PROVIDES THAT, AND MANAGER HEREBY AGREES THAT, THE NAME “HPT IHG-2 PROPERTIES TRUST” REFERS TO THE TRUSTEES UNDER THE DECLARATION COLLECTIVELY AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY, AND THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION OF, OR CLAIM AGAINST, SUCH ENTITY. ALL PERSONS DEALING WITH SUCH ENTITY, IN ANY WAY, SHALL LOOK ONLY TO THE ASSETS OF SUCH ENTITY FOR THE SATISFACTION OF ANY OBLIGATION.

24.20                     ARBITRATION.

(a)                                  Whenever in this Agreement it is provided that a dispute is to be resolved by an Arbitration, such dispute shall be finally resolved pursuant to an arbitration before a panel of three (3) arbitrators who will conduct the arbitration proceeding in accordance with the provisions of this Agreement and the rules of the American Arbitration Association. Unless otherwise mutually agreed by Owner and Manager, the arbitration proceedings will be conducted in New York, New York. All arbitrators appointed by or on behalf of either party shall be independent persons with recognized expertise in the operation of hotels of similar size and class as the Hotels with not less than five (5) years’ experience in the hotel industry. The party desiring arbitration will give written notice to that effect to the other party, specifying in such notice the name, address and professional qualifications of the person designated as arbitrator on its behalf. Within fifteen (15) days after service of such notice, the other party will give written notice to the party desiring such arbitration specifying the name, address and professional qualifications of the person designated to act as arbitrator on its behalf. The two arbitrators will, within fifteen (15) days thereafter, select a third, neutral arbitrator. As soon as possible after the selection of the third arbitrator, and no later than fifteen (15) days thereafter, the parties will submit their positions on each disputed item in writing to the three arbitrators. The decision of the arbitrators so chosen shall be given within a period of twenty (20) days after the appointment of such third arbitrator. The arbitrators must, by majority vote, agree upon and approve the substantive position of either Owner or Manager with respect to each disputed item, and are not authorized to agree upon or impose any other substantive position which has not been presented to the arbitrators by Manager or Owner. It is the intention of the parties that the arbitrators rule only on the substantive positions submitted to them by the parties and the arbitrators are not authorized to render rulings which are a compromise as to any such substantive position. A decision in which any two (2) arbitrators so appointed and acting hereunder concur in writing with respect to each disputed item shall in all cases be binding and conclusive upon Owner and Manager and a copy of said decision shall be forwarded to the parties. The parties will request that the arbitrators assess the costs and expenses of the Arbitration and their fees against the parties based on a finding as to which parties’ substantive positions were not upheld. Otherwise the fees and expenses of the Arbitration will be treated as an Operating Cost unless otherwise determined by the arbitrators.

(b)                                 If the party receiving a request for Arbitration fails to appoint its arbitrator within the time above specified, or if the two arbitrators so selected cannot agree on the selection of the third arbitrator within the time above specified, then either party, on behalf of both parties, may request such appointment of such second or third arbitrator, as the case may be, by application to any judge of any court in New York County, New York of competent jurisdiction upon ten (10) days’ prior written notice to the other party of such intent.

(c)                                  If there shall be a dispute with respect to whether a party has unreasonably withheld, conditioned or delayed its consent with respect to a matter for which such party has agreed herein not to unreasonably withhold its consent, such dispute shall be resolved by Arbitration.

(d)                                 Any disputes under SECTIONS 2.1 or 7.6 shall be resolved by Arbitration; PROVIDED, HOWEVER, notwithstanding the foregoing, Owner shall be entitled to seek and obtain injunctive and other equitable relief if it believes there has been a breach of Manager’s obligation under either of said Sections.

24.21                     ESTOPPEL CERTIFICATES. Each party to this Agreement shall at any time and from time to time, upon not less than fifteen (15) days’ prior notice from the other party, execute, acknowledge and deliver to such other party, or to any third party specified by such other party, a statement in writing: (a) certifying that this Agreement is unmodified and in full force and effect (or if there have been modifications, that the same, as modified, is in full force and effect and stating the modifications); (b) stating whether or not to the best knowledge of the certifying party (i) there is a continuing default by the non-certifying party in the performance or observance of any covenant, agreement or condition contained in this Agreement, or (ii) there shall have occurred any event which, with the giving of notice or passage of time or both, would become such a default, and, if so, specifying each such default or occurrence of which the certifying party may have knowledge; (c) stating the date to which distributions of Operating Profits have been made; and (d) stating such other information as the non-certifying party may reasonably request. Such statement shall be binding upon the certifying party and may be relied upon by the non-certifying party and/or such third party specified by the non-certifying party as aforesaid, including, without limitation, its and its Affiliates’ lenders and any prospective purchaser or mortgagee of any Hotel.

24.22                     CONFIDENTIALITY.

(a)                                  The parties hereto agree that the matters set forth in this Agreement and the information provided pursuant to the terms hereof are strictly confidential and each party will make every effort to ensure that the information is not disclosed to any outside person or entities (including the press) without the prior written consent of the other party except as may be required by law and as may be reasonably necessary to obtain licenses, permits, and other public approvals necessary for the refurbishment or operation of the Hotels, or in connection with financing, proposed financing, sale or proposed sale or as may be required pursuant to any ground lease of the Hotels.

(b)                                 No reference to Manager or to any of its Affiliates will be made in any prospectus, private placement memorandum, offering circular or offering documentation related thereto (collectively referred to as the “PROSPECTUS”), issued by Owner or any of its Affiliates, which is designated to interest potential investors in a Hotel, unless Manager has previously received a copy of all such references. However, regardless of whether Manager does or does not so receive a copy of all such references, neither Manager nor any of its Affiliates will be deemed a sponsor of the offering described in the Prospectus, nor will it have any responsibility for the Prospectus, and the Prospectus will so state. Unless Manager agrees in advance, the Prospectus will not include any trademark, symbols, logos or designs of Manager or any of its Affiliates.

(c)                                  Notwithstanding anything to the contrary contained in this Agreement, the parties (and each employee, representative, or other agent of the parties) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction, and all materials of any kind (including opinions or other tax analyses) that are provided to the taxpayer relating to such tax treatment and tax structure; PROVIDED, HOWEVER, that neither party (nor any employee, representative or other agent thereof) may disclose any information that is not necessary to understanding the tax treatment and tax structure of the transaction (including the identity of the parties and any information that could lead another to determine the identity of the parties), or any other information to the extent that such disclosure could result in a violation of any federal or state securities law.

24.23                     HOTEL WARRANTIES. Manager shall be entitled to, and shall, enforce in the name of Owner, its Affiliates or any of Manager’s Affiliates, any warranties held by Owner or such Affiliates with respect to the Hotels or any portion thereof.

24.24                     CURRENCY.

(a)                                  Except as otherwise specifically provided herein, each reference herein to any dollar amount is a reference to such amount of United States dollars. All remittances to Owner hereunder shall be in United States dollars. To the extent that any amount to be so remitted to Owner or transferred to the Reserve Account is held by Manager in another currency, Manager shall exchange such currency to United States dollars, at the best rates then commercially reasonably available to Manager at the time of such exchange for such purpose, and all costs of such exchange shall be an Operating Cost. Manager shall bear no risk or responsibility and makes herein no covenant of protection to Owner in respect of exchange rate movements which may work adversely to the interests of Owner hereunder.

(b)                                 All revenues and expenses of the Hotels which are denominated in a currency other than United States dollars shall be recorded and reported both in United States dollars and in the currency(ies) in which such amounts are earned or expended. Such other currency(ies) shall be converted to United States dollars using a reasonable method consistent with the Accounting Principles then employed by Manager and its Affiliates when accounting for foreign currencies.

24.25                     INDEPENDENT COVENANTS. The obligations of each party hereunder shall be separate and independent covenants and agreements.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement effective as of the day and year first above written.

OWNER:

HPT TRS IHG-2, INC.

By:	/s/	John G. Murray
John G. Murray
Vice President

MANAGER:

IHG MANAGEMENT (MARYLAND) LLC

By:	/s/	Robert J. Chitty
Robert J. Chitty
Vice President

Each of the parties comprising Purchaser in consideration of good and valuable consideration, joins in the foregoing Agreement to evidence its agreement to be bound by the terms of SECTIONS 4.1 through and including 4.7 and ARTICLES 15 and 16 thereof, in each case to the extent applicable to it, subject to the terms of SECTION 24.19.

PURCHASER:
HPT IHG-2 PROPERTIES TRUST

By:	/s/	John G. Murray
John G. Murray
President

HPT IHG GA PROPERTIES LLC

By:	/s/	John G. Murray
John G. Murray
President

HPT IHG CANADA PROPERTIES TRUST

By:	/s/	John G. Murray
John G. Murray
President

HH HPTCW II PROPERTIES LLC

By:	/s/ John G. Murray
John G. Murray
President

The following exhibits have been omitted and will be supplementally furnished to the Securities and Exchange Commission upon request:

Exhibits	Document

A	The Sites – Legal Description of Land

C	Allocation of Owner’s Fixed Priority

D	Restricted Area

E	Assignment and Assumption of Management Agreement between IHG Management (Maryland) LLC and InterContinental Hotels Group (Canada), Inc.

Exhibit B has been reserved and was not used in the document.